Filed Pursuant to Rule 424(b)(5)
Registration No. 333-167728

PROSPECTUS    SUPPLEMENT

(To prospectus dated November 26, 2010)

$150,000,000

Perry Ellis International, Inc.

7.875% Senior Subordinated Notes due 2019

The Senior Subordinated Notes

•	Maturity: The notes will mature on April 1, 2019.
•	Interest Payments: The notes will pay interest semi-annually in cash in arrears on April 1 and October 1 of each year, beginning on October 1, 2011.
•	Guarantees: With certain exceptions, all of our existing and future domestic restricted subsidiaries that are guarantors or borrowers under our senior credit facility.
•

Ranking: The notes and the guarantees will be our general unsecured senior subordinated obligations and will be subordinated to all of our and the guarantors’ existing and future senior debt. In addition, the notes will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the notes, to the extent of the assets of those subsidiaries.

•

Optional Redemption: Prior to April 1, 2014, we may redeem some or all of the notes at a redemption price equal to the sum of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, plus a “make whole” premium specified in this prospectus supplement. The notes will be redeemable at any time on or after April 1, 2014 at the redemption prices specified under “Description of the Notes—Optional Redemption.” In addition, we may redeem up to 35% of the aggregate principal amount of notes at any time prior to April 1, 2014, with the net cash proceeds from certain equity offerings.

•	Form: The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We are offering the notes to the public and an aggregate of up to $11.5 million of the notes to George Feldenkreis, our Chairman of the Board and Chief Executive Officer, Oscar Feldenkreis, our Vice Chairman of the Board, President and Chief Operating Officer, Fanny Hanono, our Secretary and Treasurer, and certain family members and friends of each of them.

Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-15 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	100.0%	$150,000,000
Underwriting discount	2.0%	$3,000,000
Proceeds, before expenses, to us (1)	98.0%	$147,000,000

(1)	Plus accrued interest from March 8, 2011, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about March 8, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities

Co-Manager

Wells Fargo Securities

The date of this prospectus supplement is March 2, 2011.

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or the SEC, and we take no responsibility for any other information that others may give you. We are not making an offer of these securities in any state where the offer or sale is not permitted. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will,” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Some of the factors that could cause actual results to differ from our expectations are:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers or programs,

•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation,

•	recent and future economic conditions, including turmoil in the financial and credit markets,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	disruptions in the supply chain,

•	our future capital needs and our ability to obtain financing,

•	our ability to protect our trademarks,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses,

•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	changes in the costs of raw materials, labor and advertising,

•	our ability to carry out growth strategies including expansion in international and direct to consumer retail markets,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	exposure to foreign currency risk and interest rate risk,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this prospectus supplement, the accompanying prospectus and our other SEC filings.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the “Risk Factors” section beginning on page S-15 of this prospectus supplement.

Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus are made only as of the date hereof. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the senior subordinated notes offered and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the senior subordinated notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described under the heading “Incorporation of Certain Documents By Reference,” before investing in the senior subordinated notes.

Unless the context otherwise requires, the term(s) “Perry Ellis,” “we,” “us” and “our” refer to Perry Ellis International, Inc. and our subsidiaries. References in this prospectus supplement to the Rafaella acquisition refer to our acquisition of this brand in January 2011, and references to the Laundry by Shelli Segal and C&C California acquisition refer to the acquisition of these brands in February 2008. In March 2009, we adopted a “retail calendar” fiscal year commencing in fiscal 2010. The retail calendar fiscal year divides a quarter into a series of 4-5-4 equal weeks. Each week begins on a Sunday and ends on the corresponding Saturday. References in this prospectus supplement to annual financial data for Perry Ellis refer to fiscal years ended January 30, 2010 and January 31, 2009 and 2008.

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may refer to trademarks and tradenames owned by or licensed to us. The trademarks and tradenames we own include the Perry Ellis® family of brands, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.®, Centro®, Solero®, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin® by Munsingwear®, Mondo di Marco®, Redsand®, Pro Player®, Manhattan®, Axist®, Savane®, Farah®, Gotcha®, Girl Star®, MCD®, Laundry by Shelli Segal®, C&C California® and Rafaella®. The trademarks we license from third parties include (i) the Nike® brand for swimwear and swimwear accessories, (ii) the JAG® brand for men’s and women’s swimwear and cover-ups, (iii) the Callaway Golf® brand and the Top-Flite® brand for golf apparel, (iv) the PGA TOUR® brand, including the Champions Tour® brand, for golf apparel, and (v) the Pierre Cardin® brand for men’s sportswear.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC at 100 F Street, N.E., Washington, D.C. 20549-2736. Our common stock is traded on the Nasdaq Global Select Market and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the Nasdaq Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act, available free of charge on our website at www.pery.com, as soon as reasonably practicable after they are electronically filed with the SEC.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010;

•	our Proxy Statement on Schedule 14A, dated May 14, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 2010;

•	our Amendment to Current Report on Form 8-K filed on November 22, 2010;

•	our Current Report on Form 8-K filed on January 7, 2011;

•	our Current Report on Form 8-K filed on January 12, 2011;

•	our Current Report on Form 8-K filed on February 3, 2011;

•	our Current Reports on Form 8-K filed on February 28, 2011; and

•	all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering made hereby.

This prospectus supplement and the accompanying prospectus summarize certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. We will make conformed copies of the actual documents available to you upon request.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current reports on Form 8-K that we file with the SEC, unless otherwise specified in such report. You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, FL 33172

Tel.: 305-592-2830

SUMMARY

PERRY ELLIS INTERNATIONAL, INC.

This summary highlights selected information about us and the senior subordinated notes being sold by us. This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended October 30, 2010, before making an investment decision.

Overview

We are a leading global apparel and accessories company with a diversified portfolio of over 30 brands, some of which were established over 100 years ago. We design, source, market and license a wide range of products across multiple price points. We distribute our products across all major levels of retail distribution domestically and internationally, including through approximately 15,000 selling doors and our own direct to consumer stores and e-commerce sites. Our portfolio of highly recognized brands includes the Perry Ellis family of brands, Jantzen, John Henry, Cubavera, the Havanera Co., Grand Slam, Original Penguin by Munsingwear (“Original Penguin”), Redsand, Axist, Savane, Farah, Gotcha, Laundry by Shelli Segal, C&C California and Rafaella. We also license (i) the Nike brand for swimwear and swimwear accessories, (ii) the JAG brand for men’s and women’s swimwear and cover-ups, (iii) the Callaway Golf brand and the Top-Flite brand for golf apparel, (iv) the PGA TOUR brand, including the Champions Tour brand, for golf apparel, and (v) the Pierre Cardin brand for men’s sportswear.

We distribute our products primarily to retailers, including luxury stores, department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, e-commerce sites, clubs and independent retailers in the United States, Canada, the United Kingdom and Europe. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. Our largest customers include Kohl’s, Macy’s, TJ Maxx / Marshalls, Sam’s Club, Dillard’s and J.C. Penney. As of March 2, 2011, we operated 38 Perry Ellis and three Original Penguin retail outlet stores located primarily in upscale retail outlet malls across the United States and Puerto Rico. We also operated one Perry Ellis and one Cubavera full-price retail store located in South Florida and seven Original Penguin full-price retail stores located in upscale demographic markets in the United States. In an effort to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through three worldwide, 37 domestic, and 94 international license agreements covering over 100 countries.

Our wholesale business, comprised of men’s and women’s sportswear, swimwear and accessories, accounted for 97% of total revenues in fiscal 2010 and 97% of total revenues in the first nine months of fiscal 2011. Our licensing business accounted for approximately 3% of total revenues in fiscal 2010 and 3% of total revenues in the first nine months of fiscal 2011. Men’s sportswear and accessories represented approximately 86% of total revenues in fiscal 2010 and 87% of total revenues in the first nine months of fiscal 2011. Women’s dresses and casual sportswear and men’s and women’s swimwear products represented approximately 14% of total revenues in fiscal 2010 and 13% of total revenues in the first nine months of fiscal 2011. Finally, our U.S. based business represented approximately 92% of total revenues in fiscal 2010 and 91% of total revenues in the first nine months of fiscal 2011, while our foreign operations represented 8% in fiscal 2010 and 9% of total revenues in the first nine months of fiscal 2011.

Our licensing business is a significant contributor to our operating income. We license our owned brands to third parties for the manufacturing and marketing of various products in distribution channels and countries in which we do not distribute those brands, including men’s and women’s apparel and footwear, men’s suits, underwear, loungewear, outerwear, fragrances, eyewear and accessories. These licensing arrangements heighten our brand awareness without requiring us to make capital investments or incur additional operating expenses.

Our Competitive Strengths

We believe that our competitive strengths position us to capitalize on various trends in the apparel industry. These trends include the consolidation of the department and chain store distribution channels; the increased dependence of retailers on financially sound and reliable suppliers who offer design expertise, advanced systems and technology and the ability to quickly meet changing consumer tastes; the continued importance of strong brands as a source of product differentiation; and sophisticated planning, sourcing and replenishment requirements by key retailers.

We believe that we have the following competitive strengths:

Portfolio of nationally and internationally recognized brands. We currently own or license a global portfolio of over 30 brands, which enjoy high recognition within their respective consumer segments. Our brands attract a loyal following of consumers and retailers who desire high quality, well-designed fashion apparel and accessories. We have developed our premier brand, Perry Ellis, into an American sportswear lifestyle brand. Our other owned brands include well-known names such as Cubavera, the Havanera Co., Original Penguin, Rafaella, Laundry by Shelli Segal, C&C California, Redsand, Gotcha and Jantzen. Additionally, we license various brands including Callaway Golf, Top-Flite, Nike, JAG, PGA TOUR and Pierre Cardin. To broaden our brands’ consumer reach into additional categories and geographies, we also license several of our owned brands to third parties. We believe our strong brand recognition supports the strength of the business by helping to define consumer preferences and drive selling space at retailers.

Diversified business model. We believe that our diversified business model allows us to maximize the reach of our brand portfolio while reducing the risk associated with any single brand, product category or point of distribution. We view our business as being diversified:

By brand: We maintain a global portfolio of over 30 highly recognized brands that appeal to fashion conscious consumers across various income levels. We design, source, market and license most of our products on a brand-by-brand basis targeting distinct consumer demographic and lifestyle profiles. For example, we market the Perry Ellis and Original Penguin brands to higher-income consumers and market the Grand Slam, John Henry and the Havanera Co. brands to middle-income consumers. We also market brands that target women through our Laundry by Shelli Segal and C&C California brands, through our family of swimwear products, which include Jantzen, Nike, JAG and Perry Ellis, and through our January 2011 acquisition of the Rafaella brand.

By product: We design and market apparel and accessories in a broad range of both men’s and women’s product categories, which we believe increases the stability of our business. Our menswear offerings include casual sportswear and bottoms, dress shirts and pants, jeans wear, golf apparel, sweaters, sports apparel, swimwear and swim accessories, active wear, outerwear and leather accessories. Our womenswear offerings include dresses, sportswear, swimwear, and swim accessories, and with our 2011 acquisition of the Rafaella brands, we further expanded our sportswear offerings. We believe that our product diversity decreases our dependence on a single product line or fashion trend and contributes substantially to our growth opportunities.

By distribution channel: We market our products across multiple levels of retail distribution, allowing us to reach a broad range of consumers domestically and internationally. We distribute our products through luxury stores, department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, as well as other independent retailers. Our products are distributed through approximately 15,000 doors at some of the nation’s leading retailers, including Kohl’s, Macy’s, TJ Maxx / Marshalls, Sam’s Club, Dillard’s and J.C. Penney. We also distribute our products through our own retail stores, which include 38 Perry Ellis and three Original Penguin retail outlet stores and one Perry Ellis, one Cubavera and seven Original Penguin full-price retail stores. We also operate e-commerce sites for several of our brands. Finally, we have successfully expanded product and brand distribution in the United Kingdom and Europe, and believe additional opportunities exist for further international expansion of our brand base.

Strong relationships with our retailers. We believe that our established relationships with leading retailers allow us to maximize the selling space dedicated to our products, monitor our brand presentation and merchandising selection and proactively introduce new brands and products. Because of our high quality brands and products, dedication to customer service, unique design expertise and low-cost sourcing capabilities, we have developed and maintained long-standing relationships with our largest customers. We have longstanding relationships with many of our key retailers, which include Macy’s, Dillard’s and J.C. Penney.

Solid licensing capabilities and relationships. We license many of our owned brands, and, as a result, have gained significant experience in identifying potential licensing opportunities. We have established relationships with global licensees and believe these relationships provide opportunities to grow our revenues and earnings while minimizing both capital outlay and execution risk. We believe that our broad brand portfolio also appeals to licensees because our brands (i) are well-positioned in retail outlets across all major levels of retail distribution, (ii) have increased our exposure domestically and internationally and (iii) give licensees the opportunity to sell through various distribution channels. For example, a manufacturer of women’s leather bags might license the Laundry by Shelli Segal brand to enter the luxury store channel. By licensing our owned brands, we offer consumers a complete product assortment by brand. We also coordinate our marketing efforts with licensees, thereby maximizing our brand exposure and return on investment.

Sophisticated global low-cost sourcing capabilities. We have sourced our products globally for over 40 years and employ sophisticated logistics and supply chain management systems to maintain maximum operational flexibility. Our network of worldwide company-owned sourcing offices and agents enables us to meet our customers’ needs on most efficient and high quality manner without relying on any one vendor, factory, or country. In fiscal 2010 and in the first nine months of fiscal 2011, based on total units, we sourced 77% and 86%, respectively, of our products from Asia, 13% and 9%, respectively, of our products from the Americas and 10% and 5%, respectively, of our products from the Middle East. We maintain a staff of over 200 experienced sourcing professionals in five offices in China (including Hong Kong), as well as in the United States, South Korea, Taiwan, and Vietnam. We believe that sourcing our products overseas allows us to manage our inventories more effectively while minimizing capital investments in production facilities. Because of our low-cost sourcing capabilities and strong vendor relationships, we believe that we are well-positioned to take advantage of the changing textile and apparel quota environment. Furthermore, we believe our recent Rafaella acquisition provides us valuable womenswear sourcing expertise which we can leverage for our existing women’s contemporary brands. With an established Hong Kong sourcing platform and long standing relationships, we believe an exciting opportunity exists to identify significant product synergies in our womenswear business.

Proven ability to integrate acquisitions. We have been successful in selectively acquiring, managing, developing and positioning over 30 highly recognized brands within our business, including Munsingwear (1996), Perry Ellis (1999), John Henry (1999), Manhattan (1999), Jantzen (2002), the brands owned by Perry Ellis Menswear, LLC and Redsand (2003), Farah and Savane (2005), the action sports brands Gotcha, Girl Star and MCD (2005/2006), and the women’s contemporary brands, Laundry by Shelli Segal and C&C California (2008) and Rafaella (2011). Our acquisitions leverage our existing back-end services and provide us additional platforms and expertise, as in the case of our recent Rafaella acquisition. Our disciplined acquisition strategy has proven to be successful by creating product synergies, enhancing our diversified business model and developing new distribution opportunities while ensuring the acquisitions are at an attractive price for us.

Experienced management team. Our senior management team averages more than 30 years in the apparel industry and has extensive experience in growing and rejuvenating brands, structuring licensing agreements, and building strong relationships with global suppliers and retailers. George Feldenkreis, Chairman and Chief Executive Officer, and Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer, are our largest shareholders and have employment agreements through January 31, 2013. Additionally, we have an established and highly experienced team of senior managers who support our business.

Our Business Strategy

Our strategy is to continue to pursue our three-dimensional approach to growth and profitability by developing and enhancing our portfolio of brands, increasing the scope and diversity of our product offerings and broadening distribution for our brands. The key elements of our business strategy include the following:

Continue to Grow, Evolve and Diversify our Established Families of Brands. We focus on expanding and evolving our wholesale-focused business and licensing business through each of our established families of brands. We intend to continue to expand the range of our product lines, thereby capitalizing on the name recognition, popularity, and target customer segmentation of our major brands. We pursue opportunities to increase our penetration of existing channels of distribution and enter new channels while focusing on maintaining the integrity of our products and reinforcing our brands’ images. We will continue to make the necessary investments and implement strategies to meet the growing needs of our customers on a timely basis in the ever-changing apparel industry. Our primary strategies are as follows:

•	Wholesale: We expect to continue to grow, evolve and diversify our wholesale-focused brands through the following strategies:

Perry Ellis Men’s: We expect to increase the penetration of Perry Ellis, our largest brand, and its family of brands into the most profitable department store doors, including a further expansion of our full-priced retail stores and outlet stores and our improved e-commerce site. We seek to intensify product categories to expand the presentation available to the consumer. We seek to achieve this through merchandise assortment and selection, as well as by providing innovative products. We also complement our apparel with accessories which provide increased profitability to our overall business.

Golf: We are a top producer of golf lifestyle products which we distribute across multiple channels. Our golf brands include Callaway Golf, Top-Flite, PGA TOUR, including Champions Tour, and Grand Slam, across multiple distribution channels. We will look for further expansion in this area across all distribution channels, including international, while maintaining our dominance in the United States.

Modern Lifestyle: Our modern lifestyle brands and private label businesses target various retailers and customer lifestyle needs under brands including Original Penguin, Farah, Savane, Axist and John Henry, as well as retailers’ unique private labels. We seek to grow these businesses by expanding our currently provided product offerings, as well as through private label brands to current retail customers and new retail customers. Our Original Penguin brand targets suburban upper-middle class Generation X and Y consumers with a product line that includes apparel, footwear and accessory items. Original Penguin is primarily sold at upscale department and specialty stores, as well as in seven of our own upscale full-price retail locations and through our e-commerce channel. We believe these brands have significant growth opportunities as we expand our product categories into premium denim and women’s sportswear and expand our distribution to include an increasing number of direct retail store locations.

Hispanic: We have been successful in our focus on the Hispanic market, the largest minority group in the United States, by developing the Cubavera, the Havanera Co., Centro and Solero brands. These brands specifically target the Hispanic market and consumers that embrace the Hispanic lifestyle brands. We look to expand door penetration of this product category, including through our e-commerce channel.

Women’s: With the acquisitions of the Rafaella, Laundry by Shelli Segal and C&C California brands, we have significantly strengthened our position in women’s apparel in the United States. Our recent Rafaella acquisition provides us with the potential for product extensions and synergies throughout the Laundry by Shelli Segal, C&C California and Perry Ellis brands. We also see opportunity for the production of swimwear lines for these brands and the licensing of accessories, footwear and fragrances categories. Finally, we will seek further expansion of our womenswear offerings through a continued launch of e-commerce sites.

Swim / Action Sports: We have used the expertise developed through our Jantzen business, coupled with the power of our Perry Ellis and Original Penguin brands, to successfully expand our swim business. Our licensed Nike swim brand provides an anchor position for additional performance products and accessories. With the acquisition of the Gotcha, Girl Star and MCD brands, coupled with the growth of our Redsand brand, we have an established leading action sports business and will continue to pursue ways to increase our penetration of this category, including by optimizing product competencies.

International: We expect to increase the presence of our brands in Europe through leveraging the business platform which is based out of our United Kingdom offices. Through providing brands such as Farah, Farah Vintage and Original Penguin to our retail customers, we continue to seek further expansion throughout Europe. We also provide direct distribution of select brands, such as Perry Ellis, Jantzen and Callaway, to retailers in Canada, as well as Nike Swim to retailers in Mexico. We believe there are attractive international growth opportunities for many of our brands in the future.

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Licensing: Licensing our brands to third parties enhances brand recognition by providing increased customer exposure domestically and internationally, as well as opportunities for future product extensions. We intend to continue to license our brands to existing and new licensees as profitable opportunities arise and expand our licensing activities in home, womenswear, sportswear, and fragrances across all geographies. We will continue to provide our licensing partners with strong brands, design expertise and innovative marketing strategies. In addition to the revenues and brand awareness that licensing provides us, we also believe that licensing our brands benefits us by providing significant high-margin operating income.

Continue to strengthen the competitive position and recognition of our brands. We intend to continue enhancing the recognition of our brands by aggressively marketing them to both consumers and retailers. We manage each brand individually, developing a distinct brand and marketing strategy for every product category and distribution channel. We participate in cooperative advertising in print and broadcast media, as well as market directly to consumers through billboards, event and celebrity sponsorships, special event advertisements, online through our e-commerce platform and viral marketing initiatives, and advertisements in selected periodicals. We believe investing in marketing our brands increases their relevance to consumers and retailers and creates significant overall brand value for us.

Pursue strategic acquisitions and opportunities that leverage and enhance our business platforms. We intend to continue our strategy of making selective disciplined acquisitions to expand our portfolio of brands and add new product categories. We intend to pursue acquisition opportunities in a disciplined and opportunistic manner and focus on products or categories that have high consumer awareness and are difficult to duplicate from a technical or logistical standpoint. We will also continue to internally develop new brands and logical extensions of existing brands as opportunities in the marketplace arise. Since our initial public offering in 1993, we have acquired, or obtained licenses for, many brands, including Munsingwear, Perry Ellis, John Henry, Manhattan, Jantzen, JAG, Nike, Mondo di Marco, Axis, Tricots St. Raphael, Redsand, Pro Player, PGA TOUR, Savane, Farah, Champions Tour, Gotcha, Girl Star, MCD, Laundry by Shelli Segal, C&C California, Callaway Golf, Top-Flite, Pierre Cardin, and most recently, Rafaella. We believe that our history of selectively acquiring under-marketed or under-performing brands and incorporating them into our efficient infrastructure generates a superior return on investment for us.

Recent Developments

Acquisition of Rafaella Brands. On January 7, 2011, we announced that we had entered into a definitive agreement to acquire substantially all of the assets of Rafaella Apparel Group, Inc., an entity controlled by affiliates of Cerberus Capital Management. Rafaella is a leading designer, sourcer, marketer and distributor of a full line of women’s sportswear. The consideration paid by us totaled $80 million in cash, which includes approximately $20 million of working capital, in addition to a warrant to purchase 106,564 shares of our common stock. This purchase included Rafaella’s inventory, receivables, purchase orders and intellectual property. We assumed certain liabilities of Rafaella, including, among other things, pending customer orders and certain letters of credit. In connection with the acquisition, Rafaella is redeeming all of its outstanding public debt securities. We funded the acquisition through our senior credit facility. The acquisition closed on January 28, 2011.

The acquisition of the Rafaella brands provides us with the opportunity to extend product offerings to additional retail customers. We also see the opportunity to build women’s sportswear collections under our existing brands such as Laundry by Shelli Segal, C&C California and Perry Ellis. The Rafaella brands target a value-conscious, yet fashion-minded, consumer and are distributed through several major department stores.

Preliminary Fiscal 2011 Earnings (Unaudited). Our consolidated financial statements for the three months and year ended January 29, 2011, our fourth fiscal quarter, are not yet available. Our expectations with respect to our unaudited results for the three months and year ended January 29, 2011 as set forth below are based upon management estimates. Our independent registered public accounting firm, Deloitte & Touche, LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data and, accordingly, Deloitte & Touche, LLP does not express an opinion or any other form of assurance with respect thereto. This summary is not meant to be a comprehensive statement of our unaudited financial results for the three months or year ended January 29, 2011 and our actual results may differ from these estimates. Based on preliminary results, we expect to report full fiscal 2011 adjusted earnings per fully diluted share in a range of $1.82 - $1.85, an increase of 78% for the period ending January 29, 2011, compared with fiscal 2010 adjusted earnings per fully diluted share of $1.02. Adjusted earnings per fully diluted share for fiscal 2011 exclude costs associated with our recent acquisition of Rafaella and for fiscal 2011 and 2010 exclude impairment charges of certain retail store leaseholds. See below for a reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earning per share from generally accepted accounting principles, or GAAP, to adjusted earnings per fully diluted share.

For the fourth quarter of fiscal 2011, we expect to report adjusted earnings per fully diluted share in a range of $0.66 - $0.69, compared with fiscal 2010 fourth quarter adjusted earnings per fully diluted share of $0.65. As reported under GAAP, we expect to report full fiscal 2011 earnings per fully diluted share in a range of a $1.67 - $1.70, as compared with fiscal 2010 earnings per fully diluted share of $1.01 and fiscal 2011 fourth quarter earnings per fully diluted share in a range of $0.51 - $0.54 after the costs described above and as compared to fiscal 2010 fourth quarter earnings per fully diluted share of $0.64. See below for a reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earnings per fully diluted share from GAAP to adjusted earnings per fully diluted share.

Additionally, we expect full fiscal 2011 revenue to be approximately $790 million, which is in line with our previously stated guidance of revenue in excess of $785 million for the year. This represents an increase of 5% over fiscal 2010 revenues of $754 million. Excluding exited businesses totaling $36 million for fiscal 2010 associated with mass market programs and an exited license, fiscal 2011 revenues increased by 10% over fiscal 2010. Continued strong gross margins are expected to be reported for the fourth quarter and the full year as well.

The following table sets forth a reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earnings per share from GAAP to adjusted earnings per fully diluted share:

	Three Months Ended		Years Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net income attributed to Perry Ellis International, Inc. per share, diluted as reported	$0.51 - $0.54	$0.64	$1.67 - $1.70	$1.01
Plus:
Net per share non-recurring acquisition costs	0.13	—	0.13	—
Net per share impairment on long-lived assets	0.02	0.01	0.02	0.01

Adjusted net income attributed to Perry Ellis International, Inc. per share, diluted (a)	$0.66 - $0.69	$0.65	$1.82 - $1.85	$1.02

(a)	Adjusted net income attributed to Perry Ellis International, Inc. per share, diluted consists of net income attributed to Perry Ellis International, Inc. per share, diluted, adjusted for the impact of the acquisition costs associated with the recent acquisition of certain assets of Rafaella and impairment charges of certain retail store leaseholds. These costs and impairment charges are not indicative of our ongoing operations and thus, to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation shown.

Concurrent Offering of Our Common Stock

Concurrent with this offering, we are selling 2,000,000 shares and certain selling shareholders are selling 600,000 shares of our common stock. We will receive net proceeds of approximately $52.6 million ($63.0 million if the underwriters exercise their overallotment option in full) from our concurrent offering of our common stock, after deducting underwriting discounts and commissions and offering expenses. We will use the proceeds of the concurrent offering of our common stock to repay a portion of the amounts outstanding under our senior credit facility. This offering is contingent on the success of the concurrent offering of our common stock, but the concurrent offering of our common stock is not conditioned on the success of this offering.

THE OFFERING

The following summary is provided solely for your convenience. This is a brief summary of certain terms of the notes, the guarantees and the related indenture and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more complete description of the terms of the notes, the guarantees and the related indenture, including the definitions of certain terms used in this summary, see “Description of the Notes.”

Issuer	Perry Ellis International, Inc.

Notes Offered	$150,000,000 aggregate principal amount of 7.875% senior subordinated notes due 2019.

We are offering the notes to the public and an aggregate of up to $11.5 million of the notes to George Feldenkreis, our Chairman of the Board and Chief Executive Officer, Oscar Feldenkreis, our Vice Chairman of the Board, President and Chief Operating Officer, Fanny Hanono, our Secretary and Treasurer, and certain of family members and friends of each of them.

Maturity Date	April 1, 2019.

Interest Payment Dates	April 1 and October 1 of each year, commencing October 1, 2011.

Guarantees	Each of our current material, and certain of our future, domestic subsidiaries that is a guarantor or a borrower under our senior credit facility, will jointly and severally, fully and unconditionally, guarantee the notes on a senior subordinated basis.

Ranking	The notes and guarantees will be our and our subsidiary guarantors’ general unsecured senior subordinated obligations. Accordingly, they will be:

•	subordinated in right of payment to all of our and any subsidiary guarantors’ existing and future senior debt, including the senior credit facility;

•	pari passu in right of payment with all of our or any subsidiary guarantors’ existing and future senior subordinated indebtedness;

•	senior in right of payment to any of our and our subsidiary guarantors’ existing and future subordinated indebtedness, if any; and

•	effectively subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the company that do not guarantee the notes.

As of October 30, 2010, after giving effect to the Rafaella acquisition, this offering, our concurrent offering of common stock, and the use of the net proceeds from each of those offerings as described under “Use of Proceeds,” we and our subsidiary guarantors would have had $26.2 million of senior debt outstanding. This would include the borrowings and related guarantees under our senior credit facility, under which we would have had additional availability of approximately $116.7 million as of October 30, 2010 and as adjusted for our offerings and the use of proceeds therefrom. We currently have approximately $104.3 million of 8-7/8% senior subordinated notes outstanding, which we will redeem with a portion of the net proceeds of this offering.

Optional Redemption	Prior to April 1, 2014, we may redeem some or all of the notes at a redemption price equal to the sum of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, plus a “make whole” premium specified in this prospectus supplement. We may redeem some or all of the notes at any time on or after April 1, 2014 at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” In addition, at any time prior to April 1, 2014, we may redeem up to 35% of the notes from the proceeds of certain sales of our equity securities at 107.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, but only if, after the redemption, at least 65% of the aggregate principal amount of the notes remains outstanding. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control (as described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control”) we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date.

Certain Covenants	The indenture governing the notes will contain certain covenants that, among other things, restrict our ability and the ability of our subsidiaries to, under certain circumstances:

•	incur additional debt,

•	pay dividends or make other distributions on, redeem or repurchase capital stock,

•	make investments or other restricted payments,

•	create liens on assets to secure debt,

•	sell all, or substantially all, of our assets,

•	engage in transactions with affiliates, and

•	effect a consolidation or merger.

These covenants are subject to important exceptions and qualifications, as described in this prospectus supplement under the caption “Description of the Notes—Certain Covenants.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. See “Risk Factors—An active trading market for the notes may fail to develop or be sustained, and even if a trading market for the notes were to develop, the market for the notes may be subject to substantial volatility in prices.”

Use of Proceeds	We estimate that we will receive net proceeds of approximately $147.0 million from this offering after deducting underwriting discounts and commissions and approximately $52.6 million approximately ($63.0 million if the underwriters exercise their overallotment option in full) from the concurrent offering of our common stock, after deducting underwriting discounts and commissions and offering expenses.

We intend to use the net proceeds of this offering first to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013 at a redemption price of 101.4792% of the outstanding principal amount, plus accrued and unpaid interest. We will use any remaining net proceeds of this offering to repay a portion of the amounts outstanding under our senior credit facility. We intend to use the net proceeds of the concurrent offering of our common stock to repay a portion of the amounts outstanding under our senior credit facility.

Conflicts of Interest	Because certain underwriters of this offering are also lenders under our senior credit facility and because certain underwriters of this offering are holders of the Issuer’s 8 7/8% Senior Subordinated Notes due 2013 and because more than 5% of the proceeds of this offering will be used to redeem the 8 7/8% Senior Subordinated Notes due 2013 and to repay a portion of the amounts outstanding under that credit facility, a conflict of interest under FINRA Rule 5121 is deemed to exist.

Accordingly, this offering will be conducted in accordance with that rule and Deutsche Bank Securities Inc. will act as “qualified independent underwriter” for this offering.

Trustee	U.S. Bank National Association

Risk Factors	You should carefully consider all of the information contained in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page S-15 of this prospectus supplement.

SUMMARY FINANCIAL DATA

The following summarizes our consolidated financial data which is derived from our consolidated financial statements. The summary consolidated financial data as of and for the years ended January 30, 2010 and January 31, 2009 and 2008 have been derived from our audited financial statements for those years. The summary consolidated data as of October 30, 2010 and October 31, 2009 and for each of the nine-month periods then ended are derived from our unaudited interim consolidated financial statements and, in our opinion, include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation. Our results of operations for the nine-month period ended October 30, 2010 may not be indicative of results that may be expected for the full year. The information presented for the twelve months ended October 30, 2010 have been derived from our unaudited interim consolidated financial statements for the nine-month period ended October 30, 2010 and for the three-month period ended January 30, 2010.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto contained in our Form 10-K filed April 13, 2010 and contained in our Form 10-Q filed December 8, 2010, which are incorporated herein by reference. Historical results are not necessarily indicative of results to be expected in the future.

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
	(Amounts in thousands, except for per share data)
Income Statement Data:
Net sales	$754,765	$564,720	$539,172	$729,217	$825,868	$838,465
Net royalty income	25,053	18,660	18,592	24,985	25,429	25,401

Total revenues	779,818	583,380	557,764	754,202	851,297	863,866
Cost of sales	501,665	374,896	378,335	505,104	573,046	572,232

Gross profit	278,153	208,484	179,429	249,098	278,251	291,634
Selling, general and administrative expenses	213,166	163,588	150,778	200,356	236,840	215,873
Depreciation and amortization	12,430	9,110	10,305	13,625	14,784	13,278
Impairment on long-lived assets	254	—	—	254	22,299	—

Operating income	52,303	35,786	18,346	34,863	4,328	62,483
Costs on early extinguishment of debt	1,087	730	—	357	—	—
Impairment on marketable securities	—	—	—	—	2,797	—
Interest expense	14,365	10,289	13,295	17,371	17,491	17,594

Net income (loss) before income taxes	36,851	24,767	5,051	17,135	(15,960)	44,889
Income tax provision (benefit)	11,474	7,966	107	3,615	(3,682)	15,785

Net income (loss)	25,377	16,801	4,944	13,520	(12,278)	29,104
Less: Net income attributed to noncontrolling interest	488	400	265	353	612	931

Net income (loss) attributed to Perry Ellis International, Inc.	$24,889	$16,401	$4,679	$13,167	$(12,890)	$28,173

Net income (loss) attributed to Perry Ellis International, Inc. per share:
Basic	$1.92	$1.25	$0.37	$1.04	$(0.89)	$1.92
Diluted	$1.79	$1.16	$0.36	$1.01	$(0.89)	$1.80
Weighted average number of shares outstanding
Basic	12,989	13,076	12,688	12,699	14,416	14,675
Diluted	13,901	14,084	12,889	13,005	14,416	15,657

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
	(Amounts in thousands, except for per share data)

Other Financial Data:
EBITDA (a)(b)	$64,733	$44,896	$28,651	$48,488	$16,315	$75,761
EBITDA as adjusted (a)(b)	64,987	44,896	28,651	48,742	41,411	75,761
Cash flows from operations	38,290	23,848	74,353	88,795	(4,982)	91,292
Cash flows from investing	(4,995)	(4,590)	(1,629)	(2,034)	(44,390)	(19,307)
Cash flows from financing	(44,423)	(23,820)	(56,396)	(76,999)	45,648	(64,911)
Capital expenditures	(5,137)	(4,796)	(3,408)	(3,749)	(10,786)	(18,955)

Balance Sheet Data (at quarter end / year end):
Cash and cash equivalents	13,691	13,691	25,519	18,269	8,813	13,360
Working capital	200,375	200,375	195,482	188,056	241,130	217,870
Total assets	544,970	544,970	546,042	561,316	599,586	586,265
Total debt (c)	132,107	132,107	175,210	155,108	229,065	175,927
Total stockholders’ equity	290,639	290,639	260,202	270,116	252,101	276,820

As adjusted data (b)(d):
Pro forma interest expense	14,817
Pro forma total debt	176,213
Ratio of EBITDA, as adjusted to total pro forma interest expense	4.39
Ratio of pro forma total debt to EBITDA, as adjusted	2.71

(a)	EBITDA represents earnings before interest expense, cost on early extinguishment of debt, depreciation and amortization, noncontrolling interest and income taxes as outlined below in tabular format. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because we believe that it is a common measure of operating performance in the apparel industry. EBITDA as adjusted consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and long-lived assets. This impairment is not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, it has been removed from the calculation. The following provides a reconciliation of net income to EBITDA and adjusted EBITDA:

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
	(Amounts in thousands)
Net income (loss) attributed to Perry Ellis International, Inc.	$24,889	$16,401	$4,679	$13,167	$(12,890)	$28,173
Depreciation and amortization	12,430	9,110	10,305	13,625	14,784	13,278
Interest expense	14,365	10,289	13,295	17,371	17,491	17,594
Income tax provision (benefit)	11,474	7,966	107	3,615	(3,682)	15,785
Net income attributed to noncontrolling interest	488	400	265	353	612	931
Costs of early extinguishment of debt	1,087	730	—	357	—	—

EBITDA	$64,733	$44,896	$28,651	$48,488	$16,315	$75,761

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
Impairment on marketable securities	—	—	—	—	2,797	—
Impairment on long-lived assets	254	—	—	254	22,299	—

EBITDA as adjusted	$64,987	$44,896	$28,651	$48,742	$41,411	$75,761

(b)	Excludes results of operations from the acquisition of Rafaella, which was completed on January 28, 2011.
(c)	Total debt includes balances outstanding under our senior credit facility, 8 7/8% senior subordinated notes due 2013, real estate mortgages, and lease payable long term.
(d)

As adjusted to reflect the effect, during the twelve months ended October 30, 2010, of the issuance of $150 million in aggregate principal amount of senior subordinated notes in this offering to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013 and repay a portion of amounts outstanding under our senior credit facility and the net proceeds of our concurrent common stock offering to repay a portion of our senior credit facility, as described under “Use of Proceeds” as if such transactions occurred on November 1, 2009.

RISK FACTORS

Before investing in our notes, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the accompanying prospectus and any documents incorporated by reference, you should rely on the information set forth in this section. The risks described below may vary in importance and likelihood of occurrence based on a number of factors, including seasonality. The order of presentation of the below risks should not be considered an indication of relative importance or threat to our financial condition. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section beginning on page ii of this prospectus supplement.

Risks Related to Our Business and Our Industry

We rely on a few key customers, and a significant decrease in business from the loss of any one key customer or key program could substantially reduce our revenues and harm our business.

We derive a significant amount of our revenues from a few major customers. For example, net sales to our five largest customers accounted for approximately 55%, 53% and 46% of net sales for the first nine months of fiscal 2011 and for fiscal 2010 and 2009, respectively. For the first nine months of fiscal 2011, for fiscal 2010 and for fiscal 2009, two customers each accounted for over 10% of net sales; Kohl’s accounted for approximately 19%, 20% and 17% of net sales for the first nine months of fiscal 2011, for fiscal 2010 and for fiscal 2009, respectively; and Macy’s accounted for approximately 11%, 11% and 12% of net sales for the first nine months of fiscal 2011, for fiscal 2010 and for fiscal 2009, respectively. A significant decrease in business from or loss of any of our major customers could harm our financial condition by causing a significant decline in revenues.

We do not have long-term contracts with any of our customers and purchases generally occur on an order-by-order basis. We believe that purchasing decisions are generally made independently by individual department stores within a company-controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. Furthermore, our customers could curtail or cease their business with us because of changes in their strategic and operational initiatives, such as an increased focus on private label, consolidation with another retailer, changes in our customer’s buying patterns, financial instability and other reasons. If our customers curtail or cease business with us, our revenues could significantly decrease and our financial condition could be significantly harmed.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Recent economic conditions may adversely affect our business, our customers, and our financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent and future developments in the United States and global economies may lead to further reductions in consumer spending, which could have an adverse effect on the sales of our products. Such events could adversely affect the business of our wholesale and retail customers, which may among other things, result in financial difficulties leading to restructuring, bankruptcies, liquidations, and other unfavorable events of our customers, and may cause such customers to reduce or discontinue orders of our products. Financial difficulties of our customers may also affect the ability of our customers to access credit markets or lead to higher credit risk relating to receivables from customers. Recent or future turmoil in the financial and credit markets could make it more difficult for us to obtain financing or refinance existing debt when the need arises or on terms that would be acceptable to us.

Domestic and international political situations may also affect consumer confidence. The threat, outbreak or escalation of terrorism, military conflicts or other hostilities could lead to further decreases in consumer spending.

The worldwide apparel industry is heavily influenced by general economic conditions.

The apparel industry is highly cyclical and heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of consumers. Our wholesale customers may anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. Accordingly, a reduction in consumer spending in any of the regions in which we compete as a result of any substantial deterioration in general economic conditions (including as a result of uncertainty in world financial markets, weakness in the credit markets, the recent housing slump in the United States, increases in the price of fuel, international turmoil or terrorist attacks) or increases in interest rates could adversely affect the sales of our products.

We may not be able to anticipate consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in net sales.

Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory. We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We may not be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, any new products or brands that we introduce may not be successfully received by retailers and consumers. Due to the acquisitions of Laundry by Shelli Segal, C&C California and Rafaella, we have increased our exposure to women’s apparel, thus making us subject to additional changes in fashion trends as women’s fashion trends have historically changed more rapidly than men’s. If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

The failure of our suppliers to use acceptable ethical business practices could cause our business to suffer.

We require our suppliers to operate in compliance with applicable laws and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we or our customers’ operating guidelines may require additional obligations in those areas. We do not, however, control our suppliers or their labor and other business practices. If one of our suppliers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenue and, consequently, our results of operations.

Increases in the prices of raw materials used to manufacture our products or increases in costs to transport our products could materially increase our costs and decrease our profitability.

The principal fabrics used in our business are made from cotton, wool, silk, synthetic and cotton-synthetic blends. The prices we pay for these fabrics are dependent on the market prices for the raw materials used to produce them, primarily cotton and chemical components of synthetic fabrics. These raw materials are subject to price volatility caused by weather, supply conditions, government regulations, energy costs, economic climate and other unpredictable factors. Fluctuations in petroleum prices may also influence the prices of related items such as chemicals, dyestuffs and polyester yarn as well as the costs we incur to transport products from our suppliers and costs we incur to distribute products to our customers. Any raw material price increase or increase in costs related to the transport of our products (primarily petroleum costs) could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking greater advantage of any reductions in raw material prices or favorable sourcing agreements, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have an adverse effect on our business, results of operations or financial condition.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used to manufacture our products, as well as the price for labor, marketing and transportation, could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them. The price and availability of such raw materials may fluctuate significantly, depending on many factors. In the future, we may not be able to pass all or a portion of such higher prices on to our customers.

We are dependent upon the revenues generated by our licensing of brands from third parties, and the loss or inability to renew certain of these licenses could reduce our net income.

The interruption of the business of third parties that license their brands to us could adversely affect our net income. We currently license the Nike, JAG, Champions Tour, PGA TOUR, Callaway Golf, Top-Flite and Pierre Cardin brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether we achieve certain targeted sales goals. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in net income.

We are dependent upon the revenues generated by the licensing of our brands to third parties, and the loss or inability to renew certain of these licenses could reduce our royalty income and consequently reduce our net income.

The loss of several licensees of our brands at any one time could adversely affect our royalty income and net income. Royalty income from licensing our brands to third parties accounted for $18.7 million, or 3% of total revenues, for the first nine months of fiscal 2011 and for $24.9 million, or 3% of total revenues, for fiscal 2010. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether certain targeted sales goals are met. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in royalty income and net income.

Our business could be harmed if we do not deliver quality products in a timely manner.

Our sourcing, logistics and technology functions operate within substantial production and delivery requirements and subjects us to the risks associated with suppliers, transportation, distribution facilities and other risks. If we do not comply with customer product requirements or meet their delivery requirements, our customers could reduce our selling prices, require significant margin support, reduce the amount of business they do with us, or cease to do business with us, all of which could harm our business.

Our sales and operating results are influenced by weather patterns and natural disasters.

Like other companies in the apparel industry, our sales volume may be adversely affected by unseasonable weather conditions or natural disasters, which may cause consumers to alter their purchasing habits or result in a disruption to our operations. Because of the seasonality of our business and the concentration of a significant proportion of our customers in certain geographic regions, the occurrence of such events could disproportionately impact our business, financial condition and operating results.

We are subject to United States federal and state laws and regulations in the United States, and if any of the laws or regulations are amended or if new laws or regulations are adopted, compliance could become more expensive and directly affect our income.

We are subject to U.S. federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Department of Homeland Security and various labor, workplace and related laws, as well as environmental laws and regulations. If any of these laws are amended or new laws are adopted, compliance could become more costly, and our failure to comply with such laws may expose us to potential liabilities, which could have an adverse impact on our results of operation.

Because we do business abroad, our business could be harmed if changes in political or economic stability, laws, exchange rates, or foreign trade policies should occur.

Our relationship with our foreign suppliers subjects us to the risks of doing business abroad. Because some of our suppliers are located at great geographic distances from us, our transportation costs are increased and longer lead times are required, which reduces our flexibility. Our finished goods are also subject to import duties, quotas and other restrictions. Other risks in doing business with foreign suppliers include political or economic instability, any significant fluctuations in the value of the dollar against foreign currencies, terrorist activities, and restrictions on the transfer of funds. Our efforts to maintain compliance with local laws and regulations may require us to incur significant expenses, and our failure to comply with such laws may expose us to potential liability, which could have an adverse effect on our results of operations.

Although we have not been affected in a material way by any of the foregoing factors, we cannot predict the likelihood or frequency of any such events occurring and any material disruption may have an adverse affect on our business.

We may face challenges integrating the operations of our recently acquired brands or any businesses we may acquire, which may negatively impact our business.

As part of our strategy of making selective acquisitions, we acquire new brands and product categories, including our acquisition of Rafaella on January 28, 2011. Acquisitions have inherent risks, including the risk that the projected sales and net income from the acquisition may not be generated, the risk that the integration is more costly and takes longer than anticipated, risks of retaining key personnel, and risks associated with unanticipated events and unknown legal liabilities. Any of these and other risks may harm our business. We cannot assure you that any acquisition will not have a material adverse impact on our financial conditions and results of operations.

With respect to previous acquisitions, we faced challenges in consolidating functions and integrating management procedures, personnel and operations in an efficient and effective manner, which if not managed as projected, could have negatively impacted our business. Some of these challenges included increased demands on management related to the significant increase in the size and diversity of our business after the acquisition, the dedication of management’s attention to implement our strategies for the business, the retention and integration of key employees, determining aspects of the acquired business that were to be kept separate and distinct from our other businesses, and difficulties in assimilating corporate culture and practices into ours. We expect that we will face similar challenges as we continue the integration of Rafaella and if we make significant acquisitions in the future.

Our profitability may decline as a result of increasing pressure on margins.

The apparel industry is subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, pressure from retailers to reduce the costs of products and changes in consumer spending patterns. These factors may cause us to reduce our sales prices to retailers and consumers, which could cause our gross margin to decline if we are unable to appropriately manage inventory levels and/or reduce our operating costs. If we fail to adequately manage our product costs or operating expenses, our profitability will decline. This could have a material adverse effect on our results of operations, liquidity and financial condition.

Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. These include:

•	the burdens of complying with a variety of foreign laws and regulations,

•	unexpected changes in regulatory requirements,

•	new tariffs or other barriers in some international markets,

•	political instability and terrorist attacks,

•	changes in diplomatic and trade relationships, and

•	general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, the European Union, countries in Asia, or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical, social or economic policies and other factors may have a material adverse effect on our business in the future or may require us to significantly modify our current business practices.

We operate in a highly competitive and fragmented industry and our failure to successfully compete could result in a loss of one or more significant customers.

The apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. We believe that the principal competitive factors in the apparel industry are:

•	brand name and brand identity,

•	timeliness, reliability and quality of services provided,

•	market share and visibility,

•	ability to obtain sufficient retail floor space,

•	price, and

•	the ability to anticipate customer and consumer demands and maintain appeal of products to customers.

The level of competition and the nature of our competitors varies by product segment with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market and U.S. and foreign designers and licensors competing with us in the more upscale segment of the market. If we do not maintain our brand names and identities and continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to successfully compete in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers, which, if not replaced, could negatively impact our sales and financial performance.

Our success depends upon the continued protection of our trademarks and other intellectual property rights.

Our registered and common law trademarks, as well as certain of our licensed trademarks, have significant value and are instrumental to our ability to market our products. Our failure to successfully protect our intellectual property rights, or the substantial costs that we may incur in doing so, may have an adverse effect on our operations.

We may have additional tax liabilities.

We are subject to income taxes in the United States and many foreign jurisdictions. In addition to judgments associated with valuation accounts, our current tax provision can be affected by our mix of income and identification or resolution of uncertain tax positions. Because income from domestic and international sources may be taxed at different rates, the shift in mix during a year or over years can cause the effective tax rate to change. We regularly are under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of our tax liabilities as a result of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our financial position, results of operations, or cash flows in the period or periods for which that determination is made. In addition, there have been proposals to reform U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. We earn a portion of our income in foreign countries. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our tax expense and cash flow.

We depend on certain key personnel the loss of which could negatively impact our ability to manage our business.

Our future success depends to a significant extent on retaining the services of certain executive officers and directors, in particular George Feldenkreis, our Chairman of the Board and Chief Executive Officer, and Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer. They are each party to an employment agreement that expires in 2013. The loss of the services of either George Feldenkreis or Oscar Feldenkreis, or any other key member of management, could have a material adverse effect on our ability to manage our business. Our continued success is dependent upon our ability to attract and retain qualified management and operational personnel to support our future growth. Our inability to do so may have a significant negative impact on our ability to manage our business.

Risks Related to Our Indebtedness and the Notes

We have a significant amount of debt, which could have important negative consequences to us, including making it difficult for us to satisfy all of our obligations under the notes.

We have a significant amount of debt. As of March 2, 2011, we had approximately $262.3 million of debt outstanding (excluding amounts outstanding under our letter of credit facility). Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes, including our ability to repurchase the notes upon the occurrence of a change of control,

•

increasing our vulnerability to adverse general economic and industry conditions as we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt during periods in which we experience lower earnings and cash flow,

•	limiting our ability to obtain additional financing to fund capital expenditures, acquisitions and other general corporate requirements,

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures, acquisitions or other general corporate purposes,

•	increasing our vulnerability to adverse changes in governmental regulations,

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and

•	placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. With the net proceeds of this offering, we will first redeem our 8-7/8% senior subordinated notes due 2013, and then repay a portion of the amounts outstanding under our senior credit facility. With the net proceeds of our concurrent offering of our common stock, we will repay a portion of the amounts outstanding under our senior credit facility. If we are unable to do so, we cannot assure you that we will be able otherwise to renegotiate or refinance any of our debt, or obtain additional debt, on commercially reasonable terms or at all. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements. See “—Our ability to service and repay our debt, including the notes, will be dependent on the cash flow generated by our subsidiaries.”

Despite our debt levels and restrictive covenants, we and our subsidiaries may incur additional indebtedness in the future. This could further exacerbate the risks associated with our leverage.

We may incur substantial indebtedness in the future. Subject to certain conditions, we can borrow additional debt up to approximately $116.7 million under the senior credit facility as of October 30, 2010 and as adjusted for our offerings and the use of proceeds therefrom. Any additional borrowings under our senior credit facility, and any other senior debt, would be senior to the notes and the guarantees thereof. If new debt is added to our and our subsidiaries’ current debt levels, the risks that we now face as a result of our leverage would intensify.

To service the notes and our future debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on or refinance our debt, including the notes, will depend largely upon our future operating performance and cash flow. Our future operating performance and cash flow are subject to many factors, including general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay the interest and principal on our debt, including the notes, or to fund our other liquidity needs. If we are unable to generate cash to meet our debt service requirements, we may have to renegotiate or refinance the terms of our debt. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, prior to the repayment of the notes, we will be required to repay or refinance our senior credit facility and, perhaps, any other debt we incur. Any new debt we incur may have a shorter maturity than the notes. Payment of such debt will reduce the amount of funds available to us to make payments on the notes.

If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as selling certain assets to meet our debt service obligations or using cash, if available, that would have been used for other business purposes.

These options may not be feasible or may be inadequate, and may also adversely affect our operations. The credit agreement governing our senior credit facility and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to do some of these things. Non-payment or other non-compliance with the credit agreement governing our senior credit facility, the indenture governing the notes or the instruments governing our other debt could result in an event of default under our senior credit facility or the other instruments governing our debt, which could also trigger a cross-default under the indenture governing the notes. In the event of default lenders under our senior credit facility could, among other things, elect to terminate their commitments thereunder, cease making further loans or institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

Your right to receive payments on the notes is junior to our existing and future senior debt. Further, your right to receive payment under the guarantees of the notes is junior to all of the subsidiary guarantors’ existing and future senior debt.

The notes are our unsecured, senior subordinated obligations. The notes will be guaranteed, jointly and severally, by all of our current material, and certain of our future, domestic subsidiaries on an unsecured senior subordinated basis, unless we designate any of our domestic subsidiaries as an “unrestricted” subsidiary in accordance with the indenture governing the notes. By their express terms, the notes rank junior in right of payment to all of our existing and future senior debt and the guarantees rank junior in right of payment to all of our subsidiary guarantors’ existing and future senior debt. Any debt incurred by us or any of our subsidiaries, including trade payables, will be senior to the notes, unless its terms expressly provide that such debt ranks equal with, or junior in right of payment to the notes or the guarantees, as the case may be. In addition, the notes will effectively be subordinated to all of the debt of any of our subsidiaries which do not guarantee the notes. As a result, upon any distribution to our creditors or the creditors of our subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries of our or their property, the holders of our senior debt, the secured debt of the subsidiary guarantors and the debt of our subsidiaries which do not guarantee the notes, will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any of the subsidiary guarantors, holders of the notes and our future senior subordinated debt will participate in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. In any of these cases, we and the subsidiary guarantors may not have sufficient funds or assets to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt. Furthermore, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may also receive less, ratably, than holders of trade payables in any such proceeding since such creditors have not agreed to be subordinated.

As of October 30, 2010, after giving effect to the Rafaella acquisition, this offering, our concurrent offering of common stock, and the use of proceeds from each of those offerings as described under “Use of Proceeds,” we and our subsidiary guarantors would have had $26.2 million of senior debt outstanding, all of which was secured debt. Under certain circumstances, we may incur additional debt, including senior debt, which would increase the amount of debt ranking senior to the notes.

Our ability to service and repay our debt, including the notes, will be dependent on the cash flow generated by our subsidiaries.

Repayment of our indebtedness, including the notes, will depend on our subsidiaries’ generation of cash flow and our subsidiaries’ ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to make distributions or debt repayments to enable us to make payments in respect of our indebtedness, including the notes. Each such subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. While the credit agreement governing our senior credit facility and the indenture governing the notes will limit the ability of our guarantor subsidiaries to incur consensual encumbrances that include restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive sufficient cash from our subsidiaries, we will be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the notes.

The notes are not secured by any of our assets or the assets of our subsidiaries.

The notes and the guarantees of the notes will not be secured by any of our assets or the assets of our subsidiaries and will rank junior in right of payment to existing and future secured debt including our senior credit facility. Our obligations under our senior credit facility are guaranteed by our subsidiaries and are secured by security interests in our property and the property of the subsidiary guarantors, including but not limited to, accounts receivable, inventory and equipment and debt instruments. As of March 2, 2011, borrowings under our senior credit facility were approximately $131.4 million. If we are declared bankrupt, become insolvent or are liquidated or reorganized, or if payment under our senior credit facility is accelerated, the lenders under our senior credit facility would be entitled to exercise the remedies available to a secured party under applicable law. Under these circumstances, these parties would have a claim on the assets used as collateral securing our indebtedness under the senior credit facility. Because the notes are unsecured, there could be no assets remaining for the holders of the notes or any remaining assets could be insufficient to pay off the notes. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor of the notes offered hereby, then that subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale.

Your claims to our assets will be structurally subordinated to all of the creditors of any non-guarantor subsidiaries.

Following the consummation of this offering of the notes, the notes will be guaranteed on a senior subordinated unsecured basis, by our subsidiaries that are borrowers or serve as guarantors or obligors under our senior credit facility. Our other subsidiaries are not required to guarantee the notes and will have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a subsidiary guarantor of the notes.

For the nine months ended October 30, 2010, our non-guarantor subsidiaries represented 13% and 19% of each of our revenues and operating income, respectively and as of October 30, 2010, our non-guarantor subsidiaries, excluding intercompany balances, represented 20% of our total assets.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debt of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	incurred the debt with the intent to hinder, delay or defraud creditors, or

•	received less than fair consideration or reasonably equivalent value for incurring the debt, and when the debt was incurred, or in some jurisdictions, when payments became due on the debt, either:

(a)	was, or was rendered, insolvent,

(b)	was left with unreasonably small capital with which to conduct our or its business, or

(c)	believed, or reasonably should have believed, that we or it would incur debts beyond our or its ability to pay.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts and liabilities, including contingent liabilities, was greater than the fair saleable value of all of its assets,

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard, or regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt.

The indenture governing the notes, as well as other agreements governing our debt, contain covenants that may restrict our ability to take certain corporate actions.

The indenture governing the notes, as well as other agreements governing our debt, contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur or guarantee additional debt,

•	pay dividends or make other distributions on, redeem or repurchase capital stock,

•	make certain acquisitions or investments or other restricted payments,

•	create liens on assets to secure debt,

•	enter into sale-leaseback transactions,

•	sell all, or substantially all, of our assets,

•	materially change our business,

•	engage in transactions with affiliates, and

•	effect a consolidation or merger.

These covenants are subject to important exceptions and qualifications and, with respect to the notes, are described under the heading “Description of the Notes” in this prospectus supplement. In addition, our senior secured credit facility also contains restrictive covenants, including requirements to maintain certain financial ratios that are also subject to a number of exceptions and qualifications. For a description of our senior credit facility see the information incorporated by reference in this prospectus supplement. A failure to comply with the obligations contained in the instruments governing our debt could result in an event of default that would permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-default or cross-acceleration provisions. If we are unable to repay the debt under our senior credit facility, the lenders under the senior credit facility could also proceed against the collateral granted to them to secure that indebtedness. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

Upon the occurrence of certain events that constitute a “change of control,” as defined elsewhere in this prospectus supplement, the indenture governing the notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of such change of control to make the required repurchase of the notes. In addition, restrictions under our senior credit facility and any then existing or future senior debt may not allow us to repurchase the notes upon a change of control. If we could not refinance such senior debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. This in turn could cause our other debt to become due and payable as a result of cross-default provisions contained in the instruments governing such other debt. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

An active trading market for the notes may fail to develop or be sustained, and even if a trading market for the notes were to develop, the market for the notes may be subject to substantial volatility in prices.

The notes are a new issue of securities for which there is currently no trading market. We have not listed and do not intend to list the notes on any U.S. national securities exchange or quotation system. We cannot assure you that an active trading market for the notes will develop or be sustained. The underwriters have advised us that they presently intend to make a market in the notes after this offering of the notes is completed. The underwriters are not obligated, however, to make a market in the notes, and even if commenced, any such market making activities may be discontinued at any time at the sole discretion of the underwriters. If an active trading market for the notes fails to develop or be sustained, the trading price of the notes could be adversely affected and you may experience further difficulties in selling the notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Even if an active trading market for the notes were to develop, the notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell the notes or the notes could trade at prices that may be lower than the initial offering price. Whether or not the notes trade at lower prices depends on many factors, some of which are beyond our control, including:

•	demand for high yield debt securities generally,

•	general economic, financial and credit market conditions,

•	fluctuations of interest rates,

•	our ratings downgrade,

•	our expected and actual financial condition and our operating performance and future prospects, and

•	prospects for companies in our industry generally.

In addition, up to $11.5 million of the notes will be purchased by George Feldenkreis, our Chairman and Chief Executive Officer, Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, Fanny Hanono, our Secretary and Treasurer, and certain family members and friends of each of them. Ms. Hanono is the daughter of George Feldenkreis and the sister of Oscar Feldenkreis. Any such notes would be control securities under the Securities Act. Control securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. As a result, trading in the notes may be more illiquid, and prices may be more volatile, than if such persons had not purchased notes.

Our variable rate of indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior credit facility are at variable rates of interest as opposed to fixed rates and expose us to interest rate risk. Our interest expense may therefore increase if general economic conditions result in an increasing interest rate. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flow, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate hedges that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate hedges with respect to all our variable rate indebtedness, and any hedges we enter into may not fully mitigate our interest rate risk, or may create additional risks.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

This offering of the notes will have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, warrant such action. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade in ratings by either Standard & Poor’s or Moody’s may result in higher borrowing costs. Any future lowering of our ratings would likely make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes at a favorable price or at all.

Because the notes are represented by global securities registered in the name of a depository, you will not be a “holder” under the indenture and your ability to transfer or pledge the notes could be limited.

Because the notes are represented by global securities registered in the name of a depository, you will not be a “holder” under the indenture and your ability to transfer or pledge the notes, could be limited. The notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Except in limited circumstances described in this prospectus supplement, owners of beneficial interest in the global securities will not be entitled to receive physical delivery of the notes in certificated form and will not be considered “holders” of the notes under the indenture for any purpose. Instead, owners must rely on the procedure of DTC and its participants to protect their interests under the indenture and to transfer their interests in the notes. Your ability to pledge your interest in the notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of certificates.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of senior subordinated notes will be approximately $147.0 million, after deducting underwriting discounts and commissions.

We will use the net proceeds of this offering of senior subordinated notes first to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013 at a redemption price of 101.4792%. We will use any remaining net proceeds of this offering of senior subordinated notes to repay a portion of the amounts outstanding under our senior credit facility. As of March 2, 2011, approximately $104.3 million of our 8 7/8% senior subordinated notes due 2013 were outstanding. As of March 2, 2011, borrowings under our senior credit facility were approximately $131.4 million. Interest on the principal balance under our senior credit facility accrues, at our option, at either (a) the greater of the prime lending rate as defined in the senior credit facility or the Federal Funds rate; plus  1/2% plus a margin spread of 100 to 175 basis points based upon the sum of our quarterly average excess availability plus excess cash for the immediately preceding fiscal quarter, at the time of borrowing, or (b) the average monthly Eurodollar Rate for one-month Eurodollar deposits plus a margin spread of 200 to 275 basis points based upon the sum of our quarterly average excess availability plus excess cash for the immediately preceding fiscal quarter, at the time of borrowing. Our senior credit facility has a maturity date of February 1, 2012 and we are in preliminary discussions with our lenders to amend and extend or otherwise refinance our senior credit facility. For a description of our senior credit facility see the information incorporated by reference in this prospectus supplement.

We estimate that the net proceeds from our concurrent offering of 2,000,000 shares of our common stock will be approximately $52.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses (approximately $63.0 million if the underwriters exercise their overallotment option in full).

We will use the net proceeds from the concurrent offering of our common stock to repay a portion of the amounts outstanding under our senior credit facility. Following repayment of a portion of the amounts outstanding under our senior credit facility, the senior credit facility will remain open and our management will have the ability to borrow additional amounts thereunder.

The net proceeds of this offering will be deposited with the trustee pursuant to the indenture governing our 8 7/8% senior subordinated notes due 2013. Until we use the net proceeds of the concurrent offering of our common stock in the foregoing manner, we may temporarily use such net proceeds to make short-term investments. However, we cannot ensure that we will invest such net proceeds in a manner that produces income or that increases in value.

Sources and Uses

The following table illustrates the estimated sources and uses of funds (in millions) relating to this offering and the concurrent offering of our common stock. The actual amounts will differ at the time of the closing of the transactions.

This offering is contingent on the success of the concurrent offering of our common stock, but the concurrent offering of our common stock is not conditioned on the success of this offering.

Sources		Uses
7.875% - senior subordinated notes due 2019	$150.0	Redemption of 8 7/8% senior subordinated notes due 2013, including call premium	$105.8
Common stock	56.0	Repayment of senior credit facility	93.8
		Estimated fees and expenses	6.4

Total Sources	$206.0	Total Uses	$206.0

CAPITALIZATION

The following table sets forth our capitalization as of October 30, 2010:

•	on a historical basis; and

•

as adjusted on a pro-forma basis to give effect to our January 2011 acquisition of Rafaella including a draw on our senior credit facility in the amount of $80 million and an investment of $9 million of restricted cash to collateralize letters of credit acquired during our acquisition of Rafaella; and

•

as adjusted for the net proceeds of $52.6 million to give effect to our concurrent offering of 2,000,000 shares of our common stock (without giving effect to the underwriters’ overallotment option), after deducting underwriting discounts and commissions and estimated offering expenses of $3.4 million; and

•

as further adjusted to give effect to this offering of $150 million in principal amount of 7.875% senior subordinated notes due 2019, less estimated underwriting discounts and commissions of $3.0 million.

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended October 30, 2010, which are incorporated by reference herein.

	Historical as of October 30, 2010	As Adjusted for Rafaella Acquisition	As Adjusted for our Current Offering of our Common Stock	As Further Adjusted for this Offering
	(Amounts in thousands, except for per share data)
Cash and cash equivalents (including restricted cash)	$13,691	$23,060	$23,060	$27,514

Senior credit facility (1)(2)	—	89,354	36,754	—
8 7/8% senior subordinated notes due 2013, net (1)	105,311	105,311	105,311	—
Senior subordinated notes due 2019, net	—	—	—	150,000
Real estate mortgages and capital leases, less current portion	26,213	26,213	26,213	26,213

Total long-term debt obligations(1)	131,524	220,878	168,278	176,213

Equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized, none issued and outstanding	—	—	—	—
Common stock, $.01 par value; 100,000,000 shares authorized, 16,589,010 shares issued and outstanding (actual); 18,979,010 shares issued and outstanding (as adjusted and further adjusted)	166	166	186	186
Additional paid-in capital	115,423	115,423	168,003	168,003
Retained earnings	196,239	196,239	196,239	194,971
Accumulated other comprehensive (loss)	(3,774)	(3,774)	(3,774)	(3,774)

Total	308,054	308,054	360,654	359,386
Treasury stock at cost; 2,462,196 shares (actual)	(17,415)	(17,415)	(17,415)	(17,415)

Total equity	290,639	290,639	343,239	341,971

Total capitalization	$422,163	$511,517	$511,517	$518,184

(1)

As of March 2, 2011, approximately $104.3 million of our 8 7/8% senior subordinated notes due 2013 were outstanding and we had borrowings of approximately $131.4 million under our senior credit facility due primarily to the January 2011 acquisition of Rafaella and borrowings for our current working capital requirements. We will use the net proceeds of this offering of the 7.875% senior subordinated notes due 2019 first to redeem the 8 7/8% senior subordinated notes due 2013 and then to repay a portion of the amounts outstanding under our senior credit facility. Additionally, we will be required to write-off debt costs of $0.8 million related to the 8 7/8% senior subordinated notes due 2013 at a redemption price of 101.4792% and a net premium of $1.1 million related to the hedged portion of the terminated swap. We will use the net proceeds of our concurrent offering of our common stock to repay a portion of the amounts outstanding under our senior credit facility. We expect to have borrowings outstanding of approximately $37.6 million under our senior credit facility immediately after application of the net proceeds we receive from this offering and our concurrent offering of our common stock.

(2)	For a description of our senior credit facility see the information incorporated by reference in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated. This ratio is provided to assist investors in evaluating our ability to meet the interest requirements of the notes offered hereby. For purposes of these calculations, “earnings” consist of income before taking into consideration income tax expense (benefit) and “fixed charges,” where “fixed charges” consist of interest expense, amortization of debt issuance costs, estimate of interest expense within rental expense and cost on early extinguishment of debt.

	Nine Months ended October 30, 2010	Fiscal year
		2010	2009		2008	2007	2006
Ratio of Earnings to Fixed Charges	2.7x	1.8x	N/A	(1)	3.1x	2.3x	2.4x

(1)	Due to the loss during the year ended January 31, 2009, the ratio of earnings to fixed charges for that period was less than 1.00. The deficiency of earnings to total fixed charges was approximately $16.6 million.

DESCRIPTION OF NOTES

The 7.875% senior subordinated notes due 2019 (the “Notes”) will be issued under a supplemental indenture to the indenture (the “Base Indenture”) among Perry Ellis International, Inc. (the “Company”), as issuer, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The supplemental indenture, together with the Base Indenture, are referred to herein as the “Indenture”. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, contains additional information and defines the Company’s obligations and your rights as holders of the Notes. A copy of the proposed form of Indenture is available upon request from the Company.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Perry Ellis International, Inc. and not to any of its subsidiaries.

General

The Notes

The Notes will mature on April 1, 2019 and will initially be issued in an aggregate principal amount of $150,000,000. The Company may issue additional notes (the “Additional Notes”) in an unlimited amount from time to time after this offering, subject to the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant. Additional Notes may be issued in a public or private transaction (with or without registration rights). The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the Notes will accrue at the rate of 7.875% per annum from March 8, 2011. The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2011, to the Holders of record on the immediately preceding March 15 and September 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

The Notes will be:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Debt of the Company, whether or not secured, including the Credit Agreement;

•	pari passu in right of payment with all existing and future senior subordinated Indebtedness of the Company, including the Existing Senior Subordinated Notes;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Company, if any; and

•	effectively subordinated to all existing and future Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the Notes.

As of October 30, 2010, after giving effect to the Rafaella acquisition, this offering and our concurrent offering of common stock, and the use of the net proceeds from each of those offerings as described under “Use of Proceeds,” the Company and the Subsidiary Guarantors would have had $26.2 million of Senior Debt outstanding and would have had approximately $116.7 million available for borrowing under the Credit Agreement, which, if borrowed, would be Senior Debt. Although the Indenture will contain limitations on the amount of additional Indebtedness (including Senior Debt) that the Company and its Restricted Subsidiaries (including the Subsidiary Guarantors) may incur, the amount of any additional Indebtedness may nevertheless be substantial. See “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

The Subsidiary Guarantees

The Notes will be guaranteed, jointly and severally, by all of the current material, and certain of the future, Domestic Subsidiaries of the Company that are Restricted Subsidiaries. Each Subsidiary Guarantee of the Notes will be:

•	a general unsecured obligation of such Subsidiary Guarantor;

•

subordinated in right of payment to all existing and future Senior Debt of such Subsidiary Guarantor, whether or not secured, including such Subsidiary Guarantor’s obligations under the Credit Agreement;

•	pari passu in right of payment with all existing and future senior subordinated Indebtedness of such Subsidiary Guarantor, including its guarantee of the Existing Senior Subordinated Notes;

•	senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor, if any; and

•	effectively subordinated to all existing and future Indebtedness and other liabilities of any Subsidiary of such Subsidiary Guarantor that does not guarantee the Notes.

As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the “Designation of Restricted and Unrestricted Subsidiaries” covenant we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes. Any Subsidiary of an Unrestricted Subsidiary will automatically be deemed an Unrestricted Subsidiary. In addition, our Restricted Subsidiaries may be released from their guarantee of the Notes in certain circumstances as described under the “Release of Subsidiary Guarantees” covenant.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. However, there can be no assurance that a court would uphold such provision in lieu of voiding the guarantees. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.”

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and additional interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the Trustee) unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Subordination

The payment of principal, interest, premium and additional interest, if any, on (or any other obligations relating to) the Notes will be subordinated to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture.

The holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to (or any other Obligations relating to) the Notes or any distribution of assets or proceeds (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company in connection with:

(a) any liquidation or dissolution of the Company, whether voluntary or involuntary;

(b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary;

(c) any assignment for the benefit of creditors; or

(d) any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes or any distribution of assets or proceeds (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(a) a payment default on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(b) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice” ) from the Company or any agent or representative with respect to such Designated Senior Debt (a “nonpayment default”).

Payments on the Notes may and shall be resumed:

(a) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(b) in case of a nonpayment default, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when:

(a) the payment is prohibited by these subordination provisions, and

(b) the Trustee or the Holder has actual knowledge that the payment is prohibited,

then the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company and shall deliver notice thereof to the agent or representative of the holders of Senior Debt. Upon the proper written request of the agent or representative of the holders of Designated Senior Debt of the Company, or, if no such Designated Senior Debt exists, the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

The Company must promptly notify holders of its Senior Debt and any agent or representative with respect to such Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company. In addition, because the subordination provisions of the Indenture require that amounts otherwise payable, or assets distributable, to Holders of the Notes in a bankruptcy or similar proceeding be paid to holders of Senior Debt instead, Holders of the Notes may receive less ratably than other creditors of the Company, including holders of trade payables in any such proceeding.

Payments under the Subsidiary Guarantee by each Subsidiary Guarantor will be subordinated to the prior payment in full in cash of all Senior Debt of such Subsidiary Guarantor, including Senior Debt of such Subsidiary Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full in cash of Senior Debt of the Company. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Your right to receive payments on the notes is junior to our existing and future senior debt. Further, your right to receive payment under the guarantees of the notes is junior to all of the subsidiary guarantors’ existing and future senior debt.”

“Designated Senior Debt” means:

(a) any Indebtedness outstanding under the Credit Agreement; and

(b) any other Senior Debt permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(a) Equity Interests in the Company or any Subsidiary Guarantor or any other business entity provided for by a plan of reorganization; or

(b) debt securities of the Company or any Subsidiary Guarantor or any other business entity provided for by a plan of reorganization, in each case, that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

“Senior Debt” means:

(a) all Indebtedness of the Company or any Subsidiary Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(b) any other Indebtedness (including, without limitation, Hedging Obligations) of the Company or any Subsidiary Guarantor, currently outstanding or permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on parity with, or subordinated in right of payment to, the Notes or any Subsidiary Guarantee; and

(c) all other Obligations with respect to the items listed in the preceding clauses (a) and (b).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any Subsidiary Guarantor;

(2) any Indebtedness of the Company or any Subsidiary Guarantor to any Subsidiaries or other Affiliates of the Company or any Subsidiary Guarantor or, in the case of Indebtedness of any Subsidiary Guarantor, to the Company;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the Indenture;

(5) any Indebtedness of the Company or any Subsidiary Guarantor that, when incurred, was without recourse to the Company or such Subsidiary Guarantor;

(6) any repurchase, redemption or other Obligation in respect of Disqualified Stock or any rights with respect thereto; or

(7) any Indebtedness owed to any employee of the Company or any of its Subsidiaries.

Optional Redemption

At any time prior to April 1, 2014 the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

•	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, and

•

the sum of the present values of the principal of the Notes being redeemed plus scheduled payments of interest (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to April 1, 2014 discounted to the redemption date (assuming the Notes are redeemed on April 1, 2014) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, together with accrued and unpaid interest if any, to the date of redemption.

However, if a redemption date is after an interest record date but on or prior to the corresponding interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to a holder of record as of the relevant record date and the redemption price shall not include such interest payment.

For purposes of calculating the redemption price, the following terms have the meanings set forth below:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes mature on April 1, 2014).

“Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. (and each of their respective successors) and any other additionally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

On or after April 1, 2014 the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2014	105.906%
2015	103.938%
2016	101.969%
2017 and thereafter	100.0000%

However, if a redemption date is after an interest record date but on or prior to the corresponding interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to a holder of record as of the relevant record date and the redemption price shall not include such interest payment.

Notwithstanding the foregoing, at any time prior to April 1, 2014, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(a)	at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and

(b)	such redemption must occur within 90 days of the date of the closing of each such Equity Offering.

Any redemption of notes pursuant to this paragraph (but not the other paragraphs under “—Optional Redemption”) may, at the Company’s discretion, be subject to one or more conditions precedent. In such case, the notice relating to that redemption shall state that in the event that any or all conditions are not satisfied by the redemption date, the Company will have the discretion to delay the redemption date until such time as any or all the conditions are satisfied so long as the redemption occurs within 60 days of such notice, or to rescind the notice and cancel the redemption.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. The Notes may only be redeemed in integral multiples of $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof (which must be an integral multiple of $1,000) to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase (the “Change of Control Payment”), provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled “Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeems the Notes in accordance with such notice. Within 30 days following any Change of Control, or at the Company’s option, prior to any Change of Control but after it is publicly announced, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the dates specified in such notice (the “Change of Control Payment Date”) specified in such notice, which date shall be (i) no earlier than the later of (a) 30 days and (b) the date of the Change of Control, and (ii) no later than 90 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice that a Holder must follow in order to have its Notes repurchased including that the Change of Control Offer is conditioned on the Change of Control occurring if the notice is mailed prior to a Change of Control. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The paying agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to accepting Notes for payment as provided in this “Change of Control” section, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this section. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The agreements governing the Company’s outstanding Designated Senior Debt currently prohibit the Company from purchasing any Notes and also provide that certain change of control events (including, without limitation, a Change of Control under the Indenture) with respect to the Company would constitute a default under those agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the holders of the relevant Senior Debt to the purchase of Notes or could attempt to refinance any Senior Debt that contains such prohibitions. If the Company does not obtain such a consent or repay such Senior Debt, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In any of the foregoing circumstances, the subordination provisions in the Indenture would likely prohibit payments to the Holders of Notes.

Even if purchases of the Notes are permitted, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The provisions described above that require the Company to make a Change of Control Offer will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The provisions of the Indenture may not afford Holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain reorganization, restructuring, merger or other similar transactions (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect Holders of the Notes, if such transaction is not a transaction defined as a Change of Control.

The existence of a Holder’s right to require the Company to repurchase such Holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) the Company effects Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the Notes under the Indenture prior to the occurrence of such Change of Control.

Notwithstanding anything to the contrary, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof, provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets by operation of law or pursuant to a customary written novation agreement or an indemnification arrangement that releases or covers the Company or such Restricted Subsidiary from further liability;

(2) any securities or other obligations (other than promissory notes) received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash or Cash Equivalents received in that conversion); and

(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale.

“Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is conclusively designated pursuant to an officer’s certificate. The aggregate fair market value of the Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration then held by the Company, may not exceed the greater of $25.0 million or 4% of Total Assets at any time outstanding.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply an amount equal to such Net Proceeds at its option:

(a) to prepay, repay or repurchase (1) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, or (2) Senior Debt and, if in the case of (1) or (2), (A) such Indebtedness or Senior Debt being repaid is revolving credit Indebtedness and (B) at the time of such Asset Sale and at the time of such repayment, the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, correspondingly reduce commitments with respect thereto or (3) the Notes and any indebtedness that is pari passu with the Notes in the manner applicable to an Asset Sale Offer as described below; or

(b) to invest in (or enter into a legally binding agreement to invest in) or purchase Replacement Assets or to make a capital expenditure in or that is used or useful in a Permitted Business; provided, however, that if any such legally binding agreement to invest such Net Proceeds is terminated, then the Company may, within 180 days of such termination or within 365 days after the receipt of any Net

Proceeds from an Asset Sale, whichever is later, apply such Net Proceeds as provided in clause (a) or (b) hereof;

provided that, in the case of clause (b) above, a binding commitment to invest in Replacement Assets will be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 180 days of the end of the 365 day period referred to in the first sentence of this paragraph, and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Proceeds not so applied will be deemed to be Excess Proceeds.

Pending the final application of any such Net Proceeds, the Company may reduce revolving credit borrowings (but in no event would Holders of the Notes have any recourse to the agent or lenders receiving such funds) or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing the Company’s outstanding Credit Agreement currently prohibit the Company from purchasing any Notes, and also provide that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future financing agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the lenders under its financing agreements that prohibit such purchase to the purchase of Notes or could attempt to refinance any such financings that contain such prohibition. If the Company does not obtain such a consent or repay such financings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such financing agreements. In any of the foregoing circumstances, the subordination provisions in the Indenture would likely prohibit payments to the Holders of Notes.

Certain Covenants

Restricted Payments

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Subsidiary of the Company (other than a Restricted Subsidiary of the Company) or any direct or indirect parent of the Company (other than in exchange for Equity Interests of the Company (other than Disqualified Stock));

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee (other than Indebtedness permitted by clause (6) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant), a payment of interest or principal at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (7), (8), (10), (11), (13), and (15) of the next succeeding paragraph (b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of the Existing Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Company since the date of the Existing Indenture either (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), other than the net cash proceeds of the Concurrent Equity Issuance or (ii) from the issue or sale of Indebtedness or Disqualified Stock of the Company that have been converted into or exchanged for Equity Interests (other than Disqualified Stock and Equity Interests (or Indebtedness or Disqualified Stock) sold to a Subsidiary of the Company); plus

(C) 100% of the fair market value as of the date of issuance of any Equity Interests of the Company (other than Disqualified Stock) issued or transferred since the date of the Existing Indenture as consideration for the purchase by the Company or any of its Restricted Subsidiaries (including by means of a merger, consolidation or other business combination permitted under the Indenture) of any assets, properties or businesses used in, or a majority of the Voting Stock of any person whose primary business is in, a Permitted Business; plus

(D) to the extent that any Restricted Investment that was made after the date of the Existing Indenture is sold for cash or otherwise liquidated or repaid for cash or any security which is subsequently converted to cash, or the Company or the relevant Restricted Subsidiary receives cash dividends or distributions in respect thereof, the lesser in the aggregate of (x) the cash proceeds from the sale, liquidation, or repayment of such Restricted Investment and dividends and distributions with respect to such Restricted Investment (less any costs related thereto) and (y) the initial amount of such Restricted Investment; plus

(E) the fair market value of the Investment of the Company and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; plus

(F) if the Company or any Restricted Subsidiary entered into a Guarantee that constituted a Restricted Payment, the amount of such Restricted Payment if (i) such Guarantee has not been called upon or enforced and (ii) the obligation underlying such Guarantee has been extinguished.

(b) So long as no Default or Event of Default has occurred and is continuing at the date of a Restricted Payment or would be caused thereby (other than with respect to clauses (1), (2), (3), (7), (12), (13), (14), and (15) below), the preceding provisions will not prohibit (each, a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the sale within 120 days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph (a);

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Subordinated Indebtedness;

(4) reserved;

(5) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of the sale within 120 days of, Capital Stock (other than Disqualified Stock) of the Company, other than the net cash proceeds of the Concurrent Equity Issuance; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(B) of the preceding paragraph (a);

(7) the repurchase of Capital Stock deemed to occur upon (a) the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof and (b) the withholding of a portion of the Capital Stock granted or awarded to an employee to pay taxes associated therewith;

(8) dividends paid on shares of Disqualified Stock of the Company issued in accordance with the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(9) purchases or redemptions of, or other redemption or retirement for value, of any Equity Interests of the Company or any of its subsidiaries (including cash settlements of stock options) held by any current or former employees, officers, directors or consultants of the Company or any of its subsidiaries; provided, that such payments shall not exceed $2.5 million in the aggregate in any fiscal year, with any unused amounts being carried forward to future periods; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company to members of management, directors, managers or consultants of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of the preceding paragraph (a), plus

(B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (9);

(10) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by the Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(11) the declaration of cash dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided, that at the time of issuance of that Designated Preferred Stock, the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(12) the repurchase or redemption of any stock purchase or similar rights of the Company, or any substitute therefor;

(13) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any transaction that complies with the “Merger, Consolidation or Sale of All or Substantially All Assets” covenant;

(14) cash payments made pursuant to earnouts or similar arrangements which would otherwise be deemed to be a Restricted Payment;

(15) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company; or

(16) other Restricted Payments by the Company or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any assets, securities or other non-cash Restricted Payment that are required to be valued by this covenant shall be conclusively determined by the Company and (i) if the fair market value exceeds $5.0 million, be set forth in an Officer’s Certificate, or (ii) if the fair market value exceeds $10.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

As of January 29, 2011, based on the formula set forth in clause (3) of the preceding paragraph (a) of this covenant, the Company would have been able to make approximately $46.2 million in Restricted Payments.

If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that (a) the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock and (b) Restricted Subsidiaries that are not Subsidiary Guarantors may incur Acquired Debt not incurred in connection with or in contemplation of the relevant merger or acquisition and Non-Recourse Acquisition Debt, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such preferred stock had been issued at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company, the Subsidiary Guarantors and the Foreign Restricted Subsidiaries under any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $200.0 million and (b) the sum of (i) 90% of accounts receivables, plus (ii) 90% of factor receivables, plus (iii) 65% of inventory, in each case, of the Company and its Restricted Subsidiaries, minus (iv) the full amount of all outstanding letters of credit issued pursuant to, or authorized under, the Credit Agreement for the account of the Company or the Restricted Subsidiaries which are not fully secured by cash collateral; provided that the aggregate principal amount at any one time outstanding of Indebtedness incurred by Foreign Restricted Subsidiaries under this clause (1) will not exceed the greater of (x) $25.0 million (or the equivalent amount thereof, at the time of incurrence, in other foreign currencies) and (y) the sum of (i) 90% of accounts receivables, plus (ii) 90% of factor receivables, plus (iii) 65% of inventory in each case, of the Foreign Restricted Subsidiaries on a consolidated basis (with all financial calculations under this clause (1) being made in accordance with GAAP and on a pro forma basis giving effect to all investments, acquisitions, dispositions, mergers, consolidations and disposed operations that the Company and its Restricted Subsidiaries have made from the date of the most recently available balance sheet of the Company to and including the date of any calculation, including the expected use of proceeds of the indebtedness being incurred under this clause (1), as determined in good faith by a responsible financial or accounting officer of the Company);

(2) In addition to Indebtedness incurred under clause (1) above, Indebtedness of the Company or any Restricted Subsidiary with respect to any letters of credit under the Letter of Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $50 million and (b) 15% of net sales of the Company and its Restricted Subsidiaries for the most recent fiscal year for which financial statements are available;

(3) Indebtedness of the Company pursuant to the Notes (other than any Additional Notes) or of any Restricted Subsidiary pursuant to a Subsidiary Guarantee;

(4) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture (including the Indebtedness under the Existing Senior Subordinated Notes but other than Indebtedness under the Credit Agreement and the Letter of Credit Facilities), including any guarantees thereof;

(5) Indebtedness of the Company owing to any Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (5);

(6) Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; provided that any such Indebtedness of any Guarantor is subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (6);

(7) guarantees of any Restricted Subsidiary made in accordance with the provisions of the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant;

(8) obligations of the Company or any Restricted Subsidiary pursuant to Hedging Obligations entered into by the Company or its Restricted Subsidiaries for the purpose of managing its exposure to interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes;

(9) Indebtedness of the Company or any Restricted Subsidiary in respect of purchase money obligations, the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness incurred or assumed in connection with the acquisition, construction, improvement or development of real or personal property (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case incurred (x) within 180 days before or after the acquisition, construction, development or improvement of the related asset in the case of the initial financing of all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Company or such Restricted Subsidiary or (y) as the refinancing of Indebtedness described in clause (x), in an aggregate principal amount pursuant to this clause (9) not to exceed the greater of $25.0 million or 4% of Total Assets at any time outstanding;

(10) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, earnouts or obligations in respect of purchase price adjustments or similar obligations in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

(11) Indebtedness of the Company or any Restricted Subsidiary represented by (a) letters of credit for the account of the Company or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

(12) shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(13) Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge all of the Notes as described below under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(14) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisors and licensees of the Company and its Restricted Subsidiaries;

(15) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(16) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for (i) surety, performance, appeal or similar bonds intending to provide security for any obligations of the Company or a Restricted Subsidiary pursuant to such agreements, (ii) deferred compensation or other similar arrangements, and (iii) the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, incurred or assumed in connection with business transactions, including the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(17) Indebtedness in respect of overdraft protection and otherwise in connection with deposit accounts;

(18) Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction, provided that the total amount of such Indebtedness shall reduce the amounts available under clause (1) of “Permitted Debt” above;

(19) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any other Subsidiary Guarantor permitted under the Indenture;

(20) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $25.0 million or 4% of Total Assets;

(21) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with letters of credit used to (i) establish self-insurance or captive insurance arrangements for the benefit of the Company or any of its Subsidiaries, (ii) establish retail stores to sell the Company’s or any Restricted Subsidiaries’ products, or (iii) satisfy obligations with, or requirements of, the Pension Benefit Guarantee Corporation or any successor entity;

(22) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a “refinancing”) of any Indebtedness permitted to be incurred under the first paragraph of this covenant or clause (3) or (4) of this paragraph, including any successive refinancings, so long as (a) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premiums, fees and expenses paid in connection with such refinancing, (b) in the case of any refinancing by the Company of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, (c) in the case of any refinancing by any Subsidiary Guarantor of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Subsidiary Guarantee of such Subsidiary Guarantor at least to the same extent as the Indebtedness being refinanced, (d) such new Indebtedness has an Average Life longer than the lesser of the Average Life of the Notes or the debt being refinanced and a final Stated Maturity later than the lesser of the final Stated Maturity of the Notes or the debt being refinanced and (e) Indebtedness of the Company or a Subsidiary Guarantor may only be refinanced with Indebtedness of the Company or a Subsidiary Guarantor and Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may only be refinanced with Indebtedness of such Restricted Subsidiary or the Company or a Subsidiary Guarantor;

(23) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that:

(A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (23)(A)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(24) Acquired Debt that was not incurred in connection with or in contemplation of the relevant merger or acquisition; provided that after giving effect to such merger or acquisition, either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger;

(25) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence; and

(26) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (26) of the preceding paragraph, or is entitled to be incurred pursuant to the first paragraph of this covenant, subject to the following sentence, the Company will be permitted to classify on the date of its incurrence, and from time to time to reclassify, all or a portion of such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and the Company will not be permitted to reclassify any Indebtedness incurred pursuant to such clause (1). At the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant without giving pro forma effect to the Indebtedness incurred pursuant to the second paragraph of this covenant when calculating the amount of Indebtedness that may be incurred pursuant to the first paragraph of this covenant.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to, and in compliance with, this covenant:

(1) Guarantees of Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(2) Indebtedness shall not be duplicative in multiple categories of Permitted Debt; and

(3) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and may be included in any provision in any order.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness on the date of such issuance in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness refinancing other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind securing Indebtedness (other than Liens securing Senior Debt or Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis (or in the case of Subordinated Indebtedness, on a senior basis) with the obligations so secured until such time as such obligations are no longer secured by the Lien in question.

Limitation on Senior Subordinated Debt

The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. The Company will not permit any Subsidiary Guarantor to incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee. No Indebtedness of the Company or a Subsidiary

Guarantor will be considered subordinate or junior to any other Indebtedness solely by virtue of having a subordinate or junior lien on any property or assets.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Credit Facilities, Existing Indebtedness or any other agreements, in each case, in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Subsidiary Guarantees;

(3)(a) applicable law, rule, regulation or order of any governmental authority or (b) any contracts with customers or other parties entered into in the ordinary course of business that impose restrictions of the nature described in clause (3) of the preceding paragraph;

(4) any agreement or other instrument of any Person, or the property or assets of such Person, acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) in the case of clause (3) of the first paragraph of this covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company and its Restricted Subsidiaries, taken as a whole, in any manner material to the Company and its Restricted Subsidiaries, taken as a whole;

(6) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary pending closing of such sale or disposition or any agreement for the sale or other disposition of any property or assets that restricts the sale or other disposition of such property or assets pending such sale or other disposition;

(7) any refinancing Indebtedness permitted under the Indenture, provided that the restrictions contained in the agreements governing such refinancing indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) contained in the terms of any Indebtedness permitted under the Indenture or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) or contained in the terms of any Permitted Lien;

(9) purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations, industrial revenue bonds, or operating leases that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant (or, in the case of Non-Recourse Acquisition Debt of the nature described in any clause of the first paragraph of this covenant) on the property so acquired or covered thereby;

(10) encumbrances or restrictions existing under or by reason of provisions in joint venture or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction;

(11) customary restrictions imposed on the transfer and assignment of intellectual property;

(12) agreements entered into between a Restricted Subsidiary and another Restricted Subsidiary which second Restricted Subsidiary is not a Subsidiary of the first Restricted Subsidiary;

(13) encumbrances or restrictions contained in any Indebtedness or other agreement incurred by a Foreign Restricted Subsidiary;

(14) encumbrances or restrictions in connection with a Qualified Securitization Transaction; and

(15) any other indenture or certificate of designation governing preferred stock so long as the restrictions contained therein are no more materially restrictive than those in the indenture relating to the Notes or that are customary for the given instrument.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company will not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) directly or indirectly, sell, assign, transfer, convey, lease or otherwise dispose of (or permit any Subsidiary to sell, assign, transfer, convey, lease or otherwise transfer) all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(a) either: (1) the Company is the surviving corporation; or (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes; and

(b) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(c) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, or (ii) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction; and

(d) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant, shall have by supplemental indenture to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture; and

(e) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance or lease and such supplemental indenture (if any) comply with the Indenture.

This “Merger, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets (i) between or among the Company and any of its Restricted Subsidiaries or (ii) entered into for the purpose of reincorporating an entity in another jurisdiction under the laws of the United States, any state thereof and the District of Columbia or (b) any reorganization that results in all of the Capital Stock of the Company being held by a Parent Entity provided that the shareholders of the Parent Entity immediately after such reorganization are the shareholders of the Company immediately preceding such reorganization.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate of the Company; and

(b) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million in any fiscal year, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(a) transactions between or among the Company and/or its Restricted Subsidiaries;

(b) Restricted Payments or Permitted Investments that are permitted or not prohibited by the “Restricted Payments” covenant;

(c) any sale of Equity Interests (other than Disqualified Stock) of the Company;

(d) payment of reasonable fees and compensation to, and indemnity provided on behalf of, directors and officers of the Company;

(e) any issuances of securities, or other loans, payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with current or former officers, directors, employees or consultants of the Company and its Restricted Subsidiaries;

(f) any arrangement as in effect on the date of the Indenture or any amendment or extension to such arrangement (so long as any amendment or extension is not disadvantageous to Holders of Notes in any material respect) or any transaction contemplated thereby;

(g) tax sharing agreements among the Company and its Restricted Subsidiaries;

(h) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns Capital Stock in such Person;

(i) any Qualified Securitization Transaction;

(j) transactions permitted under the “Merger, Consolidation or Sale of All or Substantially All Assets” covenant;

(k) loans or advances to officers, directors, employees or consultants in the ordinary course of business of the Company or its Restricted Subsidiaries (including travel, entertainment and moving expenses) or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) made in compliance with applicable law;

(l) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph; and

(m) any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(a) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(b) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and such Investment must not be prohibited by the “Restricted Payments” covenant;

(c) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary other than a Restricted Subsidiary being simultaneously designated as an Unrestricted Subsidiary;

(d) the Subsidiary being so designated is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(e) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that:

(a) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(b) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the “Restricted Payments” covenant;

(c) all Liens of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the “Liens” covenant; and

(d) no Default or Event of Default would be in existence following such designation.

Limitations on Issuances of Guarantees by Restricted Subsidiaries

The Company will not permit any of its Restricted Subsidiaries (other than a Foreign Restricted Subsidiary) to Guarantee the payment of any other Indebtedness of the Company or any Subsidiary Guarantor, unless such Restricted Subsidiary is a Subsidiary Guarantor or within 20 days thereof executes and delivers a supplemental indenture providing for the Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu in right of payment with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case such Subsidiary Guarantee of the Notes may be subordinated in right of payment to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated in right of payment to such Senior Debt.

Limitations on Merger, Consolidation and Sale of All or Substantially all Assets by Subsidiary Guarantors

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(a) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(b) either:

(1) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(2) such sale or other disposition complies with the “Asset Sale” covenant, including the application of the Net Proceeds therefrom.

Release of Subsidiary Guarantees

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(a) in connection with any sale or other disposition of a majority of the capital stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” covenant;

(b) in connection with any sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor complies with the “Asset Sale” covenant;

(c) in connection with the release or discharge of any Guarantee of indebtedness that required the creation of such Subsidiary Guarantee pursuant to the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant (including any deemed release upon payment in full of all obligations under such Indebtedness) if such Subsidiary Guarantor would not otherwise be obligated to guarantee the Notes under the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant, except a release or discharge by, or as a result of, a payment under such Guarantee;

(d) in connection with the release of such Subsidiary Guarantor from its Guarantee under the Credit Agreement if it would not otherwise be obligated to guarantee the Notes under the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant;

(e) if the Company properly designates such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(f) in connection with the liquidation, dissolution or winding up of such Subsidiary Guarantor.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders of Notes and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (a) and (b) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of, or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

(3) default in the performance, or breach, of the provisions described in the “Merger, Consolidation or Sale of All or Substantially All Assets” covenant, the failure to make or consummate a Change of Control Offer in accordance with the provisions described under the caption “Repurchase at the Option of Holders—Change of Control” or the failure to make or consummate an Asset Sale Offer in accordance with the provisions described under the caption “Repurchase at the Option of Holders—Asset Sales”, in each case that continues for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4) default in the performance, or breach, of any other covenant or agreement of the Company or any Guarantor contained in the Indenture or any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days (or, in the case of a default or breach under the “Reports” covenant, 90 days) after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)(i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) aggregating $20.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or the Indebtedness repaid in full within 30 days of the default or (ii) Indebtedness of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) aggregating $20.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof and such acceleration has not been rescinded or the Indebtedness repaid in full within 30 days of the acceleration or requirement to be repaid or repurchased;

(6) the entry against the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) of a final judgment or final judgments for the payment of money, either individually or in an aggregate amount, in excess of $20.0 million (net of any insurance), by a court or courts of competent jurisdiction shall not be discharged and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

(7) any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void or any of the Subsidiary Guarantees of Significant Subsidiaries is found to be invalid or any Guarantor which is a Significant Subsidiary denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); or

(8) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act).

If an Event of Default described in clause (8) occurs and is continuing with respect to the Company, then the principal amount of all the Notes then outstanding premium, if any, and interest accrued on such Notes, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee, to the full extent permitted by applicable law. If any other Event of Default occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding under the Indenture may declare the entire principal amount of all the Notes premium, if any, and the interest accrued on such Notes, to be due and payable by notice in writing to the Company specifying the respective Event of Default in accordance with the provisions of the Indenture, and upon any such declaration the same shall become immediately due and payable; provided, however, that so long as any Obligations under any Credit Agreement shall be outstanding, the acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under such Credit Agreement or (2) five business days after receipt by the Company and the agent under such Credit Agreement of written notice of such declaration of acceleration of the Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any or interest or additional interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, or rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Defaults or Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived, in each case, except a continuing Default or Event of Default in the payment of interest or additional interest, if any, premium, if any, on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(a) the Holder gives the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or additional interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default within five business days of becoming aware, unless the Default or Event of Default is cured within that period.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have some or all of its obligations discharged with respect to the outstanding Notes and some or all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantor’s obligations in connection therewith; and

(d) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, recognized investment bank or other appraisal firm, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the

Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing either: (1) on the date of such deposit; or (2) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(g) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(h) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest or premium or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the

Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than U.S. dollars;

(f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(g) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(h) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees;

(i) following the mailing of an offer, amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with “Repurchase at the Option of Holders—Asset Sales” or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “Repurchase at the Option of Holders—Change of Control”, including, in each case, amending, changing or modifying any definition relating thereto;

(j) except as otherwise permitted under the “Merger, Consolidation and Sale of All or Substantially All Assets” covenant and the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant, consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of their rights or obligations under the Indenture;

(k) amend or modify any of the provisions of the Indenture affecting the subordination or ranking of the Notes; or

(l) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(d) to add Guarantees with respect to the Notes;

(e) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

(f) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(g) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in the Indenture, the Subsidiary

Guarantees or the Notes was intended to be a substantially verbatim recitation of a provision of this “Description of Notes”;

(h) evidence and provide for the acceptance of appointment by a successor Trustee;

(i) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof;

(j) to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the holders of the Notes, as security for the payment and performance of all or any portion of the Notes, in any property or assets;

(k) to comply with the rules of any applicable securities depositary; or

(l) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(a) either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited with the Trustee or in trust by the Company and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable on their stated maturity within one year or if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(b) in the case of clause (a)(2) above, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit;

(c) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under the Indenture; and

(d) in the case of clause (a)(2) above, the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill that a prudent person would use under the circumstances in the conduct of its own affairs. Subject to certain restrictions, the Holders of at least a majority in aggregate principal amount of the Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Notes will be represented by one or more global notes in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (collectively, the “Global Notes”). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(b) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(a) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(b) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(a) DTC (1) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act, and, in each case, the Company fails to appoint a successor depositary;

(b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(c) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(a) the sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, conveyance or other disposition of any assets or rights outside the ordinary course of business; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions of the “Merger, Consolidation or Sale of All or Substantially All Assets” covenant and not by the provisions of the section described above under the caption “Repurchases at the Option of Holders—Asset Sales;” and

(b) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(a) any single transaction or series of related transactions that involves assets having a fair market value of less than $3.0 million;

(b) a sale or transfer of assets between or among the Company and its Restricted Subsidiaries;

(c) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(d) the sale, license, sublicense or lease of equipment, accounts receivable or other assets in the ordinary course of business;

(e) the sale or discount of inventory in the ordinary course of business;

(f) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(g) the sale or other disposition of Cash Equivalents;

(h) a Restricted Payment or Permitted Investment that is permitted or not prohibited by the “Restricted Payments” covenant;

(i) dispositions in connection with Permitted Liens;

(j) a disposition of damaged, obsolete or worn out property or equipment, property or equipment that is no longer necessary in the conduct of the business of the Company and its Restricted Subsidiaries, property or equipment in the ordinary course of business of the Company and its Restricted Subsidiaries or property or equipment acquired in connection with an acquisition;

(k) the sale or transfer of Capital Stock of an Unrestricted Subsidiary;

(l) sales of assets by the Company and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

(m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(n) foreclosures on or governmental condemnation of assets;

(o) sales or discounts of receivables (including the sale or assignment to factors of accounts) by the Company and its Restricted Subsidiaries in the ordinary course of business;

(p) the unwinding or sale of any Hedging Obligations;

(q) any transfer or disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(r) transactions permitted under the “Merger, Consolidation or Sale of All or Substantially All Assets” covenant; and

(s) a sale of license rights or trademarks for any country other than the United States where sales under such license or trademark does not represent more than 2% of the consolidated sales of the Company and its Restricted Subsidiaries for the four most recent fiscal quarters for which financial statements are available as of the date of such sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (1) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (2) the amount of each such principal payment by (b) the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation;

(b) with respect to a partnership, the board of directors of the general partner of the partnership; and

(c) with respect to any other Person, the board or committee of such Person serving a similar function.

In each case, a committee may function as the Board of Directors with respect to a particular matter if it has been duly delegated authority by the Board of Directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(a) United States dollars, Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(d) deposit accounts, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(e) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated, at the time of acquisition, at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within one year after the date of acquisition;

(g) money market funds, at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(h) investments made by Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities of such jurisdiction having substantially correlative attributes to the foregoing.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total voting power of all outstanding Voting Stock of the Company;

(b) the Company consolidates with, or merges with or into, another Person (other than a Restricted Subsidiary) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than a Restricted Subsidiary), or any Person (other than a Restricted Subsidiary) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (1) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under the “Restricted Payments” covenant and (2) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee corporation;

(c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under the “Merger, Consolidation or Sale of All or Substantially All Assets” covenant;

provided, that notwithstanding the foregoing, the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a Parent Entity or that results in the Company reincorporating in a new jurisdiction in the United States shall not result in a Change of Control, so long as the shareholders of the Parent Entity or entity reincorporated in a new jurisdiction in the United States immediately after such reorganization are the shareholders of the Company immediately preceding such reorganization.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Concurrent Equity Issuance” means the issuance and sale by the Company of its common stock in a public offering made substantially concurrently with the initial issuance and sale of the Notes, including any such common stock issued and sold pursuant to the overallotment option granted to the underwriters in connection therewith.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(a) provision for taxes based on income or profits (and any franchise, single business, uniform or withholding taxes imposed in lieu of income taxes) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) Fixed Charges to the extent deducted in computing such Consolidated Net Income; plus

(c) consolidated amortization expense or impairment charges, depreciation and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(d) any increase in the cost of sales or other write-offs or other increased costs resulting from purchase accounting in relation to any acquisitions occurring after the Issue Date, net of taxes; minus

(e) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof, excluding any such amounts included in clause (3)(D) of paragraph (a) of the “Restricted Payments” covenant or applied to reduce outstanding Investments in accordance with the proviso at the end of the definition of “Permitted Investments”;

(b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders (except to the extent of the amount of dividends or distributions that have been actually paid to the Company or one or more Restricted Subsidiaries not subject to any such restrictions);

(c) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, except to the extent distributed to the specified Person or one of its Subsidiaries;

(f) non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant, issuance or repricing of stock, stock options or other equity-based awards or, in each case, any amendment, modification, substitutions or change thereof, of the Company or any of its Restricted Subsidiaries in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded;

(g)(i) unusual or nonrecurring losses or charges or restructuring or one-time charges (including, without limitation, severance, relocation and other restructuring costs), and related tax effects, will be excluded (in calculating Consolidated Net Income for purposes of the Fixed Charge Coverage Ratio only) and (ii) non-cash items classified as extraordinary (as determined in accordance with GAAP), and related tax effects, will be excluded;

(h) any after-tax effect of income (or loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write down, including impairments charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(j) non-cash expenses attributable to Hedging Obligations will be excluded.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of October 1, 2002, as amended, by and among the Company, the guarantor Subsidiaries named therein, Congress Financial Corporation (Florida), as Agent, and the other lenders named therein, including any related letters of credit, notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time by one or more credit facilities, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Credit Agreement,” whether with the same or different agents and lenders and whether or not increasing the amount thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and the Letter of Credit Facilities (and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement) or commercial paper facilities or other agreements or indentures, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables)), letters of credit, notes, debentures, or other debt, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more of such facilities, whether with the same or different banks and lenders and whether or not increasing the amount thereunder.

“Currency Agreements” means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock of the Company (other than Disqualified Stock) issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an officer’s certificate of the Company on the date of issuance; provided, that the net cash proceeds of Designated Preferred Stock are excluded from the calculation set forth in clause (3)(B) of paragraph (a) of the “Restricted Payments” covenant.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the “Restricted Payments” covenant. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, on or prior to the date that is six months after the date on which the Notes mature.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or its Subsidiaries.

“Existing Indenture” means the Indenture governing the Existing Senior Subordinated Notes.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes) in existence on the date of the Indenture, until such amounts are repaid, including the Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes” means the 8 7/8% Senior Subordinated Notes due 2013 in the original principal amount of $150,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (including Acquired Debt and in each case other than revolving credit facilities) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a) acquisitions and dispositions of business entities or property and assets for which pro formas can be derived of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or investments and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow attributable to such discontinued operations for such reference period shall be calculated on a pro forma basis in accordance with GAAP;

(b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date and are in excess of the Consolidated Cash Flow attributable to such discontinued operations that will be obtained following the Calculation Date;

(d) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period, and consolidated interest expense on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(e) whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company, and any such pro forma calculation may include, without duplication, adjustments appropriate to reflect operating expense reductions and other operating improvements or synergies that are based upon readily identifiable measures and are reasonably expected to result from the applicable event during the 12 months following the date of determination.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and provided that with respect to Hedging Obligations, only the net cash effect of all cash payments made or received pursuant to Hedging Obligations shall be included; plus

(b) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) the product of (1) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock (including Designated Preferred Stock) of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, Fixed Charges (a) will not include amortization of debt issuance costs, debt extinguishment costs and the write off of debt amortization costs, and (b) will not include premiums paid by the Company or any of its Subsidiaries in connection with the call or redemption of debt.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that (i) is not organized under the laws of the United States of America or any state thereof or the District of Columbia or (ii) is organized under the laws of the United States of America or any state thereof or the District of Columbia but has no material asset other than Capital Stock of one or more Persons described in clause (i) above.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the date the Notes are issued or, with respect to financial reporting requirements, from time to time. For the avoidance of doubt, in determining whether a lease is a capitalized lease or an operating lease and whether interest expense as determined in accordance with GAAP exists, such determination shall be made in accordance with GAAP as in effect on the date of the indenture.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. The terms “guarantee” and “guaranteed” used as a verb shall have a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) any interest rate protection agreements, including interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements;

(b) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements; and

(c) foreign exchange contracts, currency swap agreements, currency option agreements, currency exchange agreements and other agreements or arrangements.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (a) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness (excluding (i) obligations under licenses, sublicenses or other similar arrangements or agreements, or any guarantees thereof, (ii) any guarantees by the Company or any Parent Entity of obligations of any Restricted Subsidiary thereof, or any guarantees by a Restricted Subsidiary of the Company or any Parent Entity of obligations of another Restricted Subsidiary of the Company or any Parent Entity, entered into in the ordinary course of business, (iii) obligations under factoring arrangements entered into in the ordinary course of business and (iv) obligations of the Company and its Restricted Subsidiaries (other than any Securitization Entity) under Standard Securitization Undertakings in connection with a Qualified Securitization Transaction) of such Person, whether or not contingent, in respect of:

(a) borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations with respect to the purchase price of property entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement;

(c) banker’s acceptances;

(d) Capital Lease Obligations and Attributable Debt;

(e) the balance deferred and unpaid of the purchase price of any property (excluding inventory or any acquisition of rights or assets, the consideration of which consists of a license, royalty or other similar type of payment or fee) which purchase price is due more than 12 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(f) Hedging Obligations; or

(g) Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above, provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other similar arrangements), but excluding (i) advances to or receivables from customers or suppliers or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business and (ii) factoring arrangements, advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices or in the ordinary course of business), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the “Restricted Payments” covenant. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the “Restricted Payments” covenant.

“Issue Date” means the first date of issuance of Notes under the supplemental indenture.

“Letter of Credit Facilities” means the letters of credit entered into by the Company in the ordinary course of business, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement of extension thereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, in each case to secure the payment of Indebtedness, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than customary financing statements).

“Moody's” means Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof).

“Net Income” means, with respect to any specified Person, the net income (and loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain (and loss), together with any related provision for taxes on such gain (and loss), realized in connection with: (1) any asset sale outside the ordinary course of business; or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale or otherwise required to be repaid as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or escrows or indemnities established in connection with the transaction.

“Non-Recourse Acquisition Debt” means Indebtedness incurred by a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor to finance the acquisition (whether through direct purchase, merger, or any similar transaction) of assets to be used or usable in a Permitted Business, including the Capital Stock of any entity holding such assets incurred within 180 days before or after such acquisition so long as neither the Company nor any Subsidiary Guarantor provides credit support or is otherwise liable for, grants any Lien on any of its assets to the satisfaction of, or Guarantees such Indebtedness, whether or not such credit support, liability, Lien or Guarantee is otherwise permitted under the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers' Certificate” means, with respect to any Person, a certificate signed by two Officers, one of which must be the principal executive, principal financial officer or principal accounting officer of such Person and the other of which must be the Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, the President or any Vice President of the Company.

“Parent Entity” means the entity that holds all of the Capital Stock of the Company upon the occurrence of a reorganization.

“Pari Passu Indebtedness” means (a) with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, Indebtedness that ranks pari passu in right of payment to such Subsidiary Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the calculation and other businesses complementary or reasonably related or ancillary thereto.

“Permitted Holders” means, as of the date of determination, (a) Oscar Feldenkreis, George Feldenkreis, their spouses, their respective lineal descendants and the spouses of such lineal descendants, (b) any Person controlled by any of the Persons included in the foregoing clause (a) (as the term “controlled” is defined under the definition of “Affiliate”), (c) trusts for the benefit of any of the Persons included in the foregoing clause (a), and (d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are Persons included in the foregoing clause (a).

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company (including, without limitation, Guarantees of Obligations with respect to any Credit Facilities);

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person (and any Investment held by such Person at the time of such Investment), if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of the Company, or

(2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made not in violation of the provisions described under the caption “Repurchase at the Option of Holders—Asset Sales”;

(e) Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f) Hedging Obligations that are incurred for the purpose of managing the exposure of the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(g) Investments by the Company or its Restricted Subsidiaries in stock, obligations or securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(h) Investments by the Company and its Restricted Subsidiaries constituting endorsements for collection or deposit in the ordinary course of business;

(i) Guarantees made in accordance with the “Incurrence of Indebtedness and Issuances of Preferred Stock” covenant;

(j) any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary;

(k) any Investments existing (or made pursuant to legally binding written commitments existing) as of the date the Notes are issued and any extension, modification or renewal thereof;

(l) Investments by the Company or any Restricted Subsidiary in a Securitization Entity (and by a Securitization Entity in any other Person) in connection with a Qualified Securitization Transaction;

(m) loans and advances to officers, directors, consultants and employees of the Company and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount of $2.5 million at any time outstanding;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(o) Investments in joint ventures or similar entities that are not a Restricted Subsidiary, not to exceed on the date of the Investment the greater of $25.0 million and 4% of Total Assets, at any time outstanding (with the value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(p) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) since the date of the Indenture and still outstanding, not to exceed the greater of $25.0 million and 4% of Total Assets;

(q) stock, obligations or securities received in satisfaction of judgments; and

(r) Investments by the Company and its Restricted Subsidiaries consisting of other loans to customers or suppliers in an amount not to exceed $5.0 million at any time outstanding;

provided that with respect to any Investment made under clause (o) or (p) above the amount deemed to be outstanding thereunder will be net of cash dividends and distributions received by the Company or the relevant Restricted Subsidiary with respect thereto; it being understood that no such Investment will be outstanding in an amount less than zero.

“Permitted Liens” means:

(a) Liens existing on the date of this Indenture;

(b) Liens in favor of the Company or any Restricted Subsidiary;

(c) Liens securing the Notes and any Subsidiary Guarantee;

(d) Liens securing Acquired Debt created prior to (and not in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend in any material manner to any assets or property other than (1) those of the Person merged into or consolidated with the Company or such Restricted Subsidiary or (2) the asset or property so acquired, as applicable;

(e) Liens securing Indebtedness permitted to be incurred under Hedging Obligations;

(f) Liens for taxes, assessments, governmental charges, levies or claims that have not yet become delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(g) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(h) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(i) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, contractual arrangements with landlords or suppliers, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(j) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(l) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(m) leases, subleases or licenses granted to others entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

(n) Liens (including extensions and renewals thereof) upon real or personal property, provided that:

(1) such Lien is created solely for the purpose of securing Indebtedness incurred in accordance with clause (9) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or (B) to refinance any Indebtedness previously so secured; and

(2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs.

(o) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease;

(p) Liens arising from filing Uniform Commercial Code financing statements regarding leases, operating leases, consignments or similar arrangements or equipment or other materials which are not owned by the borrower but located on the borrower’s premises;

(q) Liens arising from any judgment, decree or order of any court against the Company or any Restricted Subsidiary, so long as the Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(r) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries;

(t) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness;

(u) the security interests and liens of a factor pursuant to any factoring arrangement;

(v) Liens on assets transferred to a Securitization Entity or assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(w) Liens on Indebtedness of or otherwise related to Foreign Subsidiaries;

(x) Any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) to (w); provided that such extension, renewal or replacement does not extend to any additional property or assets;

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(z) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements; and

(aa) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which (a) the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity its interests in Receivables and Related Assets and (b) such Securitization Entity transfers to any other Person interests in, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction customary in the industry.

“Receivables and Related Assets” means any account receivable (including any items of property that would be classified as an “account,” “chattel paper,” a “payment intangible” or an “instrument” under the Uniform Commercial Code of the State of New York and any “supporting obligations” as defined therein), whether now existing or arising thereafter, of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

“Replacement Assets” means (a) property, business or assets that will be used or useful in a Permitted Business or (b) substantially all the property, business or assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business for a majority of its operations that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services (or any successor to the rating agency business thereof).

“Sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Securitization Entity” means a Restricted Subsidiary (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables and Related Assets) that, in the case of a Restricted Subsidiary, engages in no activities other than in connection with the financing of Receivables and Related Assets and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Company or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Company or any Restricted Subsidiary (other than such Securitization Entity) directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, that are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Exchange Act as in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes on a senior subordinated basis.

“Subsidiary Guarantors” means each guarantor of the Notes on the Issue Date and after the Issue Date, any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and the Indenture in accordance with the terms of the Indenture.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the “Designation of Restricted and Unrestricted Subsidiaries” covenant and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material United States federal income tax consequences of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a note and you acquire the note in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with beneficial owners of notes in special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level, and you should consult your own tax advisor regarding the United States federal income consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local, foreign, estate, Medicare, or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of purchasing, owning and disposing of the notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created in, or organized under the laws of, the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•

if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of notes

Your tax basis in your notes generally will be their cost. Upon the sale, exchange, redemption, retirement at maturity, or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States Tax Considerations—United States Holders—Interest”); and

•	your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the notes for more than one year. The deduction of capital losses is subject to limitations. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a preferential rate of United States federal income tax.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to you on the notes. In addition, you may be subject to backup withholding on such payments if you do not provide your taxpayer identification numbers in the manner required, fail to certify that you are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding rules. You may also be subject to information reporting and backup withholding with respect to the payment to you of proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note or notes and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”).

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of your notes, and, under the “portfolio interest” exception of the Internal Revenue Code, interest on your notes, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•

you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders-Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, exchange, redemption, retirement at maturity or other taxable disposition of your notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses recognized in the same taxable year as the disposition, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding generally will not apply to payments of interest made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “United States Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States holder (as described in “United States Tax Considerations—United States Holders” above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding (currently at a maximum rate of 28%). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$90,000,000
Deutsche Bank Securities Inc.	$45,000,000
Wells Fargo Securities, LLC	$15,000,000

Total	$150,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

In compliance with guidelines of the Financial Regulatory Authority (“FINRA”), the maximum commission or discount to be received by an FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to the accompanying prospectus and any applicable prospectus supplement, including this prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

George Feldenkreis, our Chairman of the Board and Chief Executive Officer, Oscar Feldenkreis, our Vice Chairman of the Board, President and Chief Operating Officer, Fanny Hanono, our Secretary and Treasurer, and certain family members and friends of each of them, are purchasing an aggregate of up to $11.5 million of notes at the public offering price indicated on the cover page of this prospectus supplement. The net proceeds to us from these purchases will be less the underwriting discount.

The expenses of the offering and the concurrent offering of our common stock, not including the underwriting discount and commissions, are estimated at $600,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about March 8, 2011, which will be the fourth business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

CONFLICTS OF INTEREST

Bank of America, N.A. (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Wells Fargo Bank, National Association (an affiliate of Wells Fargo Securities, LLC), are lenders to us under the Loan and Security Agreement dated October 1, 2002, as amended (the “Loan and Security Agreement”). In addition, Wells Fargo Securities, LLC and its affiliates own certain of the Company’s 8 7/8% senior subordinated notes due 2013. Because more than 5% of the proceeds of this offering will be use to redeem the 8 7/8% senior subordinated notes due 2013 and to retire the revolving loans made under the Loan and Security Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are deemed to have a conflict of interest under FINRA Rule 5121 and consequently the offering will be conducted in accordance with that rule. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus supplement. Deutsche Bank Securities Inc. has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders to Perry Ellis under a Loan and Security Agreement dated October 1, 2002, as amended. At March 2, 2011, there was $131.4 million outstanding under this credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of securities will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the securities that have been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of securities may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)

(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where securities have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus supplement and accompanying prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Broad and Cassel, a partnership including professional associations, Miami, Florida and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

$200,000,000

Common Stock, Preferred Stock, Debt Securities, and Warrants

Offered by

Perry Ellis International, Inc.

and

1,637,554 Shares of Common Stock Offered by Selling Shareholders

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PERY.” On November 24, 2010, the closing price of our common stock, as reported by the NASDAQ Global Select Market, was $27.17 per share.

Investing in our securities involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus, as described in “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2010

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus is accurate only as of the date of the documents containing the information.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” “target,” “project,” “contemplate” or “will,” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ from our expectations are:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers or programs,

•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation,

•	recent and future economic conditions, including turmoil in the financial and credit markets,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	disruptions in the supply chain,

•	our future capital needs and our ability to obtain financing,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses,

•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	changes in the costs of raw materials, labor and advertising,

•	our ability to carry out growth strategies including expansion in international and direct to consumer retail markets,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	exposure to foreign currency risk and interest rate risk,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this prospectus and in our other SEC filings.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” in our Annual Report on Form 10-K and the prospectus supplement and in documents we subsequently file with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

In making your decision, you should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. You must rely on your own examination of our company.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. We will make conformed copies of the actual documents available to you upon request. In this prospectus and in the information incorporated by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. In addition, certain data included in this prospectus or incorporated by reference regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable, and we cannot guarantee the accuracy or completeness of such information.

This prospectus or documents we incorporate by reference may refer to trademarks and tradenames owned by or licensed to us. The trademarks and tradenames we own include Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, John Henry®, Grand Slam®, Centro®, Solero®, Natural Issue®, Pro Player®, Manhattan®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Mondo di Marco®, Axist®, Redsand®, Farah®, Gotcha®, Girl Star®, MCD® , Laundry by Shelli Segal® and C&C California®. The trademarks we license from third parties include Nike®, JAG®, Callaway Golf®, Top-Flite®, PGA TOUR® and Pierre Cardin®.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, and warrants described in this prospectus. Certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell shares of our common stock under this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $200,000,000. The selling shareholders may sell up to an aggregate of 1,637,554 shares of common stock in one or more offerings.

This prospectus provides you with a general description of the securities we may offer and those offered by our selling shareholders. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the term(s) “Perry Ellis,” “we,” “us” and “our” refer to Perry Ellis International, Inc. and our subsidiaries.

PERRY ELLIS INTERNATIONAL, INC.

We are one of the leading apparel companies in the United States. We manage a portfolio of major brands, some of which were established over 100 years ago. We design, source, market and license our products nationally and internationally at multiple price points and across all major levels of retail distribution in up to 15,000 doors. Our portfolio of highly recognized brands includes the Perry Ellis® family of brands, which we believe together generate over $1.1 billion in annual retail sales, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.®, Centro®, Solero®, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin® by Munsingwear®, Mondo di Marco®, Redsand®, Pro Player®, Manhattan®, Axist®, Savane®, Farah®, Gotcha®, Girl Star®, MCD®, Laundry by Shelli Segal® and C&C California®. We also license (i) the Nike® brand for swimwear and swimwear accessories, (ii) the JAG® brand for men’s and women’s swimwear and cover-ups, (iii) the Callaway Golf® brand and Top-Flite® brand for golf apparel and (iv) the PGA TOUR®, including Champions Tour for golf apparel.

We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, ecommerce, as well as clubs and independent retailers in the United States, Canada, the United Kingdom and Europe. Our largest customers include Kohl’s Corporation, Macy’s, Inc., Dillard’s Inc., Sam’s Wholesale Club and J.C. Penney Company. As of March 1, 2010, we also operated 41 Perry Ellis retail outlet stores located primarily in upscale retail outlet malls across the United States and Puerto Rico, as well as eight Original Penguin retail stores located in upscale demographic markets in the United States. We have also opened one Cubavera retail store located in Miami, Florida. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. In order to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through 2 worldwide, 34 domestic and 97 international license agreements covering over 100 countries.

We were incorporated in Florida in April 1967 and changed our name from Supreme International Corporation to Perry Ellis International, Inc. on June 18, 1999. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

For further information regarding us and our financial information, you should refer to our filings with the SEC. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement or in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the offered securities for repayment of indebtedness, capital expenditures, working capital, other general corporate purposes, and future acquisitions. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated. This ratio is provided to assist investors in evaluating our ability to meet the interest requirements of debt securities. For purposes of these calculations, “earnings” consist of income before taking into consideration income tax expense (benefit) and “fixed charges,” where “fixed charges” consist of interest expense, amortization of debt issuance costs, estimate of interest expense within rental expense and cost on early extinguishment of debt.

	Six Months ended July 31, 2010	Fiscal year
		2010	2009		2008	2007	2006
Ratio of Earnings to Fixed Charges	2.4x	1.8x	N/A	(1)	3.1x	2.3x	2.4x

(1)

Due to the loss during the year ended January 31, 2009, the ratio of earnings to fixed charges for that period was less than 1.00. The deficiency of earnings to total fixed charges was approximately $16.6 million.

SELLING SHAREHOLDERS

Up to 1,637,554 shares of common stock being offered by this prospectus may be offered by certain selling shareholders. Information about the potential selling shareholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference. Each applicable prospectus supplement, post-effective amendment and/or filing under the Exchange Act will identify the selling shareholders selling in that offering and their relationship to Perry Ellis and will also include the following information:

•	the number of shares of common stock then held by the selling shareholders;

•	the number of shares of common stock then being offered by the selling shareholders; and

•	the number of shares (and, if one percent or more, the percentage) of common stock owned by the selling shareholders after completion of the offering.

The shares described in this prospectus were obtained by certain of the selling shareholders (i) in private placements of our common stock which were completed in May 1970 and April 1993, (ii) upon grants of restricted stock or the exercise of options to purchase our common stock granted between May 2008 and June 2009, (iii) in connection with stock splits or stock dividends issued by us with respect to our common stock in each of April 1993, July 1997 and December 2006 and (iv) by transfers from the original holder of the shares that were obtained in one of the manners described above.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock does not constitute a complete description of all of the terms of our capital stock and should be read in conjunction with our articles of incorporation and by-laws which have been filed by us with the SEC.

Capital Stock

Our authorized capital stock currently consists of:

•	100,000,000 shares of common stock, $0.01 par value, and

•	5,000,000 shares of preferred stock, $0.01 par value.

As of November 24, 2010, we had outstanding 14,073,673 shares of our common stock and no shares of preferred stock. In addition, we currently have reserved for issuance under our equity incentive compensation plans (including shares issuable upon the exercise of outstanding options and stock appreciation rights) a total of 2,654,053 shares of our common stock.

The following summary describes the material terms of our common stock and our preferred stock. The description of our capital stock is qualified by reference to our articles of incorporation and by-laws.

Common Stock

As of November 24, 2010, there were 14,073,673 shares of our common stock outstanding held by approximately 145 shareholders of record.

Dividends. Subject to the rights of the holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. Payments of cash dividends are currently prohibited under our senior credit facility and indentures.

Voting Rights. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Holders of our common stock entitled to vote in any election of directors may elect by a plurality of the votes cast for nominees for election to our board of directors.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our preferred stock, if any.

Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and we may issue in the future.

Preferred Stock

We are currently authorized to issue up to 5,000,000 shares of preferred stock, none of which are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors are empowered to determine:

•	the voting rights, whether special or conditional, full or limited, of each class or series of preferred stock,

•	the designation of and the number of shares comprising the class or series of preferred stock,

•	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series,

•	the redemption prices and terms applicable, if any, to any class or series of preferred stock,

•	whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto,

•	the dividend rights and dividend rate, if any, for any class or series of preferred stock,

•	the amounts payable on the series upon our liquidation, dissolution or winding-up,

•	the terms and conditions of any conversion rights for the class or series of preferred stock, if any, and

•	the terms and conditions of any other special rights and protective provisions that the board of directors deems advisable.

We have no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change-in-control of Perry Ellis.

Florida Statutory Anti-Takeover Provisions

General. The Florida Business Corporation Act, as amended (the “FBCA”), contains provisions, which our directors have elected not to opt out of, and which are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of Perry Ellis. These provisions may discourage altogether takeover attempts which have not been approved by our board. This could include takeover attempts that our non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of our common stock on the Nasdaq Global Select Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

The following summarizes the anti-takeover provisions contained in the FBCA.

Authorized but Unissued Stock. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Perry Ellis. The perception in the market of a large number of authorized but unissued shares of our common and preferred stock could have a negative impact on the price of our common stock.

Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies. The FBCA expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on our employees, customers and suppliers and our subsidiaries, on the communities and geographical areas in which they operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in our long-term best interests and those of our shareholders.

Control Share Acquisitions. We have elected not to opt out of and, therefore, are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of our directors unless the voting rights associated with the shares are approved by a majority vote of our disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any of our officers or employees who is also a director. The specific share acquisition ranges that implicate these provisions of the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power,

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power, or

•	acquisitions of shares possessing a majority of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables us to provide for the redemption under certain circumstances of control shares with no voting rights.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which we are a party, or an acquisition of shares previously approved by our board of directors.

Affiliated Transactions with Interested Shareholders. We have elected not to opt out of and, therefore, are subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66 2/3% of our outstanding voting shares, other than the shares owned by an “interested shareholder”—generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of Perry Ellis—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves Perry Ellis and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of Perry Ellis. Accordingly, these provisions may discourage attempts to acquire Perry Ellis.

Anti-Takeover Provisions of Our Articles of Incorporation

Our articles of incorporation presently contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the current market price of our common stock. These provisions include those which:

•	prohibit cumulative voting in the election of our directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of our shareholders,

•	provide for 100,000,000 shares of authorized common stock,

•	provide for 5,000,000 shares of authorized preferred stock,

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting, and

•	require shareholders seeking to nominate directors for election to our board to first comply with certain advance notice and disclosure procedures.

These provisions could also discourage proxy contests and make it more difficult for our shareholders to elect directors and cause us to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with our board. As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•

in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agent, which we have done.

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our articles of incorporation further provide that we may insure, will indemnify and will advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

Our by-laws provide that we will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he or she (a) is or was a director of Perry Ellis, (b) is or was serving at the request of Perry Ellis as a director of another corporation, (c) is or was an officer of Perry Ellis, provided that he or she is or was at the time a director of Perry Ellis, or (d) is or was serving at the request of Perry Ellis as an officer of another corporation, provided that he or she is or was at the time a director of Perry Ellis or a director of such other corporation, serving at the request of Perry Ellis.

We are also a party to indemnification agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Perry Ellis pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior or subordinated debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, in this case, U.S. Bank Trust National Association, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

Because we may issue both senior debt securities and subordinated debt securities, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the “indentures.”

Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.

General

The debt securities will be unsecured obligations of Perry Ellis. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all our existing and future Senior Indebtedness (as defined in the subordinated indenture).

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.

•

The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

•

The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

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The place or places, if any, other than or in addition to the Borough of Manhattan, New York City, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

•

Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

•

If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.

•

If the debt securities are not to be issued in book-entry form only and held by The Depository Trust Company, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

•	If other than US dollars, the currency or currencies of such debt securities.

•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

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The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

•

Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.

•

Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

•	Any other terms of the debt securities that are consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under an indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee.

If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Subsidiary Guarantees

The debt securities may be fully and unconditionally guaranteed by all of our current material and certain of our future domestic subsidiaries. These guarantees, if any, will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture will be executed by the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio,

•	the conversion or exchange period, or how such period will be determined,

•	if conversion or exchange will be mandatory or at the option of the holder or Perry Ellis,

•	any requirements with respect to the reservation of shares of securities for purposes of conversion,

•	provisions for adjustment of the conversion price or the exchange ratio, and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities, or

•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached), or

•	in global form, or

•

in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee in New York City. That office is currently located at 100 Wall Street, 16th Floor, New York, New York 10005. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 100 Wall Street, 16th Floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of Perry Ellis in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in US dollars may be made, at the office of our paying agent in The City of New York if (but only if) payment of the full amount in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon acceleration, optional redemption, required purchase or otherwise.

•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.

•

We remain in breach of a covenant in respect of debt securities of such series for 30 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. Only a portion of the principal is payable if the securities were issued at a discount. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of Senior Indebtedness. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity”. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, notwithstanding the conditions described above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•

either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities;

•

immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of Each Holder

First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security,

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default,

•	adversely affecting any right of repayment at the holder’s option,

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security,

•	impairing your right to sue for payment or to convert or exchange a security,

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities,

•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness,

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture,

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults,

•	reducing the requirements for quorum or voting with respect to the debt securities,

•	modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements,

•	changing any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances, and

•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote

The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “—Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indentures under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default, and

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance – Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when (1) all debt securities of that series have been delivered to the trustee for cancellation or (2) the following conditions have been satisfied:

•

all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•

we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.

•

Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “—Subordination.”

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the senior debt securities or subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See “- Subordination” for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

Subordination

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness as such term is defined in the subordinated indenture. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances may include the following:

•

We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Perry Ellis, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•

The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under “—Events of Default.”

In addition, in general, we will not be permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our Senior Indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the Senior Indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of Senior Indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of Perry Ellis that is owed a specific amount but who owns neither our Senior Indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of Senior Indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of Senior Indebtedness we are permitted to have and we may in the future incur additional Senior Indebtedness.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

The Trustee

The initial trustee under each indenture is U.S. Bank Trust National Association. U.S. Bank Trust National Association will also be the initial paying agent and registrar for the debt securities.

Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indentures, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indentures, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of Perry Ellis, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

In the event that an entity is the trustee under both the senior indenture and the subordinated indenture, and a conflict of interest arises as a result, the trustee must resign as trustee under (1) either of the indentures or, if this does not eliminate the conflict of interest, (2) both the indentures.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

•	the title of the warrants,

•	the offering price, if any,

•	the aggregate number of warrants,

•	the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of the warrants,

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security,

•	the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable,

•	the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased,

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire,

•	the minimum or maximum amount of the warrants which may be exercised at any one time,

•	any provisions for change to or adjustments in the exercise price,

•	any antidilution provisions warrants,

•	information with respect to the book-entry procedures, if any,

•	a discussion of certain Federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We, and in the case of the sale of common stock, the selling shareholders, may sell the offered securities in any one or more of the following ways from time to time:

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents and the amount underwritten,

•	the purchase price of the offered securities and the proceeds to us from such sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We, and in the case of the sale of common stock, the selling shareholders, may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us, any selling shareholders or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us and any selling shareholders to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are quoted on the Nasdaq Global Select Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

In connection with any sale of common stock, we and the selling shareholders may sell the common stock described in this prospectus to one or more underwriters for public offering, or to investors directly or through agents. The selling shareholders will act independently of us in making decisions regarding timing, manner and size of each sale.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Broad and Cassel, a partnership including professional associations, Miami, Florida, will issue an opinion about certain legal matters with respect to the securities, including the validity of the securities issued hereunder.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of Perry Ellis International, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC at 100 F Street, N.E., Washington, D.C. 20549-2736. Perry Ellis’ common stock is traded on the NASDAQ Global Select Market and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the NASDAQ Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current report on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act available free of charge on our website at www.perry.com, as soon as reasonably practicable after they are electronically filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010;

•	our Current Report on Form 8-K filed on April 6, 2010;

•	our Current Report on Form 8-K filed on June 4, 2010;

•	our Current Report on Form 8-K filed on June 7, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2010;

•	our Current Report on Form 8-K filed on June 21, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010;

•	our Current Report on Form 8-K filed on September 17, 2010;

•	our Proxy Statement on Schedule 14A, dated May 14, 2010;

•	the description of our common stock contained in our registration on Form 8-A as filed with the SEC on May 14, 1993, filed pursuant to the Exchange Act; and

•	all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made hereby.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, FL 33172

Tel.: 305-592-2830

$150,000,000

Perry Ellis International, Inc.

7.875% Senior Subordinated Notes due 2019

P R O S P E C T U S

BofA Merrill Lynch

Deutsche Bank Securities

Wells Fargo Securities

March 2, 2011